Prospectus                                      Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-68649


                            iQ POWER TECHNOLOGY INC.

                                  COMMON SHARES

                   5,500,000 shares (maximum offering amount)
                   3,000,000 shares (minimum offering amount)

We are offering and selling all of the shares listed above for US$1.00 per share. The minimum subscription per investor is 25,000 shares or US$25,000. The offering will terminate on May 31, 1999 or a later date if we and IPO Capital Corp. agree but, in any event, not later than June 30, 1999. Prior to this offering, the shares have not been traded publicly.

IPO Capital Corp. is acting as our selling agent outside the United States, and sales agents selected by IPO may act as our sales agents in the United States in connection with this offering. IPO and the sales agents are offering the shares on a "best efforts" basis, which means that they are obligated only to offer and sell the shares on our behalf and are not required to purchase any of the shares. The proceeds of this offering will be held in escrow by IPO subject to the conditions described elsewhere in this prospectus.

                            -----------------------

The shares we are offering involve a high degree of risk. See "Risk Factors" at page 2.
                             -----------------------

This prospectus is not complete and may be amended. Until the registration statement we have filed with the SEC becomes effective, we cannot sell or accept any offers to buy the shares. No one has been given authority to give any information or to make any representation that is not in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.



                                       Price                 Commissions                 Proceeds to iQ Power
                                       -----                 -----------                 --------------------
  Per share.....................      US$1.00                  US$0.10                         US$0.90

  Total Minimum.................   US$3,000,000              US$300,000                      US$2,700,000

  Total Maximum.................   US$5,500,000              US$550,000                      US$4,950,000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                             -----------------------

                   The date of this prospectus is May 10, 1999

                             -----------------------

                                IPO CAPITAL CORP.

                                TABLE OF CONTENTS


                                                                                                              Page
                                                                                                              ----
SUMMARY...........................................................................................................1
RISK FACTORS......................................................................................................2
     Our inability to secure additional financing on acceptable terms could prevent or delay us from developing and commercializing the iQ technology which could decrease the value of the shares or cause us to go out of business...............................................................2
     The intense competition in the lead-acid battery industry may hinder our entry into the marketplace which could negatively impact your investment in the shares....................................2
     Our inability to commercialize the iQ technology could decrease the value of your investment.................2
     Our revenues will depend solely on licensing the iQ technology or selling batteries that incorporate iQ technology which will make us vulnerable to changes in market demand.
       As a result, any decline in demand could materially, adversely affect us and your investment in the shares.................................. ...........................................................2
     We may not be able to develop acceptable new electric power technologies or products which could negatively affect our prospects for growth and the value of your investment..........................3
     Market demand for the iQ technology and for batteries that incorporate the iQ technology is uncertain which may affect our ability to generate revenues and profits and may adversely affect your investment............. .......................................................................3
     We expect to be dependent on a few key customers, and the loss of any one of them could significantly reduce our revenues which would decrease the value of your shares............................3
     We will rely on third parties to supply development, manufacturing, marketing and distribution expertise which will make our success dependent upon their efforts.  If they are not successful, it could negatively impact us and your investment in the shares............................................3
NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................................................................5
OUR COMPANY.......................................................................................................6
EXCHANGE RATES....................................................................................................7
ENFORCEABILITY OF CIVIL LIABILITIES...............................................................................7
CAPITALIZATION....................................................................................................8
DILUTION..........................................................................................................9
     Dilution To New Investors If The Maximum Offering Amount Is Sold.............................................9
     Dilution To New Investors If The Minimum Offering Amount Is Sold.............................................9
PLAN OF DISTRIBUTION.............................................................................................11
USE OF PROCEEDS..................................................................................................12
BUSINESS.........................................................................................................13
     Overview....................................................................................................13
     Industry Background.........................................................................................13
     How the iQ technology Works.................................................................................15
     Performance Specifications and Test Results.................................................................16
     Our Strategy................................................................................................18
     Industry Relationships......................................................................................19
     Research and Development....................................................................................20
     Competition.................................................................................................20
     Intellectual Property Rights................................................................................21
     Plan of Operation...........................................................................................21
     Employees...................................................................................................22
     Facilities..................................................................................................22
     Legal Proceedings...........................................................................................22
SELECTED FINANCIAL DATA..........................................................................................23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................24
     Overview....................................................................................................24
     Acquisition of iQ Germany...................................................................................24

                                      -i-



     Our Results of Operations...................................................................................25
     iQ Germany's Results of Operations..........................................................................25
     Liquidity and Capital Resources.............................................................................26
     Year 2000 Issue.............................................................................................26
     Foreign Currency Translation Risk...........................................................................27
     Recent Accounting Pronouncements............................................................................27
DIRECTORS AND EXECUTIVE OFFICERS.................................................................................28
     Directors and Executive Officers............................................................................28
COMPENSATION OF DIRECTORS AND OFFICERS...........................................................................30
     Options to Purchase Securities..............................................................................30
     Employment Agreements.......................................................................................31
     1998 Stock Option Plan......................................................................................31
     Indebtedness Of Directors And Senior Officers...............................................................31
PRINCIPAL SHAREHOLDERS...........................................................................................32
INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.......................................................33
DESCRIPTION OF CAPITAL STOCK.....................................................................................35
     Common Shares...............................................................................................35
     Certain Rights of Shareholders..............................................................................35
     Exchange Controls and Other Limitations Affecting Holders of Common Shares..................................35
     Pooling and Escrow Agreements...............................................................................36
     Transfer Agent and Registrar................................................................................37
DIVIDEND POLICY..................................................................................................37
CERTAIN TAX CONSIDERATIONS.......................................................................................37
     United States Federal Income Tax Considerations.............................................................38
     Personal Holding Companies..................................................................................38
     Foreign Personal Holding Companies..........................................................................39
     Passive Foreign Investment Companies........................................................................39
     Controlled Foreign Corporation..............................................................................40
     Certain Canadian Federal Income Tax Considerations..........................................................40
SECURITIES ELIGIBLE FOR FUTURE SALE..............................................................................41
AVAILABLE INFORMATION............................................................................................42
LEGAL MATTERS....................................................................................................42
INTRODUCTION TO FINANCIAL STATEMENTS.............................................................................43


                                     SUMMARY



THE COMPANY:        iQ Power  Technology  Inc. was founded in December 1994. The address of our principal executive office is Suite 708-A, 1111 West Hastings Street, Vancouver, British Columbia V6E
                    2J3, and our phone number is (604) 669-3132.

PRINCIPAL BUSINESS: We, through our wholly-owned subsidiary, iQ Battery Research and Development GmbH, develop and market technology related to starting, lighting and ignition batteries. Throughout this prospectus, we refer to iQ Battery Research and Development GmbH as "iQ Germany."

TERMS OF THE
  OFFERING:         We are offering a maximum of 5,500,000  shares and a minimum of 3,000,000 shares at US$1.00 per share. The minimum subscription per investor is 25,000 shares or US$25,000, but we may, at our option, accept a lesser amount. IPO will hold the proceeds of the offering in escrow until:

                    o we have received subscriptions for the minimum number of shares; and

                    o our registration statement on Form 8-A under the Securities Exchange Act of 1934 has been declared effective by the SEC.

                    At that time we will issue the shares to you.

USE OF PROCEEDS:    After  we  pay   commissions   and   offering   expenses  of
                    approximately  US$260,000,  we  will  receive  approximately
                    US$4,690,000  in net  proceeds  from the offering if we sell
                    5,500,000 shares and approximately US$2,440,000 in net proceeds if we sell 3,000,000 shares.

                    We expect to use the net proceeds for research and development of our battery technologies, expansion of our marketing and sales organization and for general working capital. We may also use some of the net proceeds to acquire or invest in businesses, products or technologies that enhance our existing business.

                                  RISK FACTORS


Our inability to secure additional financing on acceptable terms could prevent or delay us from developing and commercializing the iQ technology which could decrease the value of the shares or cause us to go out of business. We may need additional financing in order to fund our anticipated research and development efforts, or if we experience delays, cost overruns, additional funding needs for joint ventures or other unanticipated events. If we fail to get the necessary financing on a timely basis, it might:

     o delay and increase the costs of development and commercialization of the iQ technology;
     o    cause us to default on some of our financial commitments;
     o    prevent us from being able to commercialize the iQ technology; and
     o force us to discontinue our operations or to look for a purchaser for the iQ technology or our business,

all of which would negatively impact your investment in the shares. If we raise money by selling additional securities, it could cause substantial reduction in the value of your shares. If we borrow funds from third parties, the money may not be available on a timely basis or on terms acceptable to us. We anticipate that the net proceeds we receive from this offering will satisfy our cash needs for about twelve months after this offering.

The intense competition in the lead-acid battery industry may hinder our entry into the marketplace which could negatively impact your investment in the shares.

Many of our competitors have:

     o    longer operating histories than we do;
     o substantial resources that are devoted to research and development, manufacturing, marketing and commercializing products;
     o products and technologies that are widely accepted by retail consumers and other buyers of batteries;
     o    long histories of reliable and effective use; and
     o established reputations and long-standing relationships with original equipment manufacturers.

all of which could hinder our entry into the marketplace and give them a large competitive advantage over us. We expect competition in the battery industry to intensify because many battery companies are consolidating or vertically integrating which, because they own all stages of production, allows them to make batteries at lower cost. In recent years, buyers of lead-acid batteries have also consolidated, reducing the number of customers for lead-acid batteries and increasing price competition.

Our inability to commercialize the iQ technology could decrease the value of your investment.

We believe that the iQ technology can be integrated into lead-acid batteries on a commercial basis, and that a commercially feasible manufacturing process can be developed. However, if we are not successful in doing so, it would materially, adversely affect our financial condition and results of operations and the value of your investment. Our design requires us to integrate the iQ technology with existing lead-acid battery technology. Neither we nor iQ Germany have manufactured prototypes of batteries based on the iQ technology in commercial quantities or have developed a commercial manufacturing process.

Our revenues will depend solely on licensing the iQ technology or selling batteries that incorporate iQ technology which will make us vulnerable to changes in market demand. As a result, any decline in demand could materially, adversely affect us and your investment in the shares.

We anticipate that all of our revenues will initially come from fees derived from licensing the iQ technology or, possibly, from the sale of our own batteries that incorporate the iQ technology. Consequently, any decline in the demand for such technology or batteries could materially, adversely affect us and your investment in the shares. We cannot guarantee that we will receive any revenues from the licensing of the iQ technology or from the sale of batteries incorporating the iQ technology, or that we can generate a profit. If we receive any revenues, the revenues may decrease after an initial period of market introduction due to factors such as:

     o    increased competition;
     o    changes in consumer preferences;
     o    changes in customer specifications, market saturation;
     o    changes in demand from OEMs;
     o    changes in demand for automobiles;
     o    changes in economic conditions;

or other factors, many of which are beyond our control.

We may not be able to develop acceptable new electric power technologies or products which could negatively affect our prospects for growth and the value of your investment.

We may not successfully complete the development or introduction of new electric power technologies or products, or, if we do, such technologies or products may not achieve market acceptance. In addition, we may experience delays in the development process. We believe our growth will depend upon our ability to develop and commercialize the iQ technology and to introduce new products and technologies that are attractive to consumers, OEMs, automobile manufacturers, automobile service providers and retailers of automotive batteries. We cannot assure you that we will be successful in doing so.

Market demand for the iQ technology and for batteries that incorporate the iQ technology is uncertain which may affect our ability to generate revenues and profits and may adversely affect your investment.

There may not be enough demand for the iQ technology or for batteries that incorporate the iQ technology to generate enough revenues so that we will make a profit. If so, this would adversely affect your investment. There are currently no lead-acid batteries that use technology that is similar to the iQ technology. As a result, the potential demand for batteries that use the iQ technology and the degree to which the iQ technology can meet market demand is difficult to estimate. Our success in gaining market acceptance for the iQ technology will be affected by a number of factors that are beyond our control, such as:

     o    the license fees for the iQ technology;
     o the willingness of consumers to pay a premium price for batteries incorporating the iQ technology;
     o    specifications  of  automobile  manufacturers;
     o    the marketing and pricing strategies of competitors;
     o    the development of alternative technologies; and
     o    general economic conditions.

We expect to be dependent on a few key customers, and the loss of any one of them could significantly reduce our revenues which would decrease the value of your shares.

To the extent we depend upon key customers for a large percentage of our revenues, the loss of one or more of them or a significant reduction in licensing fees from one or more of them could have a material adverse effect on us and on the value of your shares. We anticipate that a large portion of our revenues will come from license fees from a limited number of key customers including automobile manufacturers, aftermarket resellers and OEMs. To date, we have not entered into any licensing agreements for the iQ technology.

We will rely on third parties to supply development, manufacturing, marketing and distribution expertise which will make our success dependent upon their efforts. If they are not successful, it could negatively impact us and your investment in the shares.

Our future success is dependent on the development and maintenance of strategic relationships. If our strategic partners or third parties fail to perform effectively, we may not generate any revenues or a profit. We may rely upon strategic partners:

     o to assist us in the research and development of the iQ technology and future technologies;
     o    to  participate  in  the  later  stage   development  and  testing  of
          commercial prototypes;

     o    to manufacture products based on the iQ technology; and
     o    to market and distribute such products.

We have no experience in manufacturing battery technology or products. If we decide to manufacture and market our own product line, we will likely contract with a third-party manufacturer to manufacture, assemble, test and package our products to our specifications. We cannot assure you that we will be able to enter into such contracts on terms that are acceptable to us. In addition, third-party manufacturers are required to meet governmental and regulatory requirements including environmental and consumer safety requirements. If the third-party manufacturer we select should fail to comply with the regulatory requirements or be unable to meet our quantity and quality requirements, we will have to select another manufacturer, which may result in delays in delivering products to distributors or other purchasers.

We have no sales, marketing or distribution experience. To the extent that we depend on our strategic partners or third parties for marketing and distribution, any revenues received by us will depend upon their efforts. We cannot guarantee that such efforts will lead to a successful and effective sales force and distribution system. We may have to rely on experienced employees, strategic partners, distributors and third-party manufacturer's representatives to market our products. If we are unable to maintain or establish third-party distribution relationships, we may have to develop our own marketing and sales force with technical expertise and supporting distribution capabilities. We can not guarantee you that we will be successful in doing so.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.


                                               SUMMARY FINANCIAL DATA

                                                    Nine Months Ended                                           Fiscal
                                                      September 30,               Years Ended December 31,      Period
                                          -------------------------------------------------------------------   Ended
                                               1998                                    1997                    December
   Statement of Operations Data:             Pro Forma       1998        1997        Pro Forma                 31, 1996
                                          (unaudited)(2)  (unaudited) (unaudited)   (unaudited)(1)   1997    (seven months)
                                          --------------  ----------- -----------   --------------   ----    --------------
   Revenue...............................   $       --     $     --     $    --     $   26,000     $    --      $   --
   Operating Expenses.....................     917,000      241,428      57,023        715,000     135,236      10,504
   Operating income (loss)...............     (917,000)    (241,428)    (57,023)      (689,000)   (135,236)    (10,504)
   Net income (loss) for the period......     (947,000)    (241,428)    (57,023)      (733,000)   (135,236)    (10,504)
   Net income (loss) per share...........        (0.06)       (0.05)        N/A          (0.05)      (0.14)        N/A
   Weighted average shares outstanding...   15,086,461    4,546,845         N/A     13,750,294     950,294          --





                                                                    As at September 30, 1998
                                          ------------------------------------------------------------------------------
                                                                   As Adjusted                    Proforma(5)
                                                                   (unaudited)                    (unaudited)
                                                          --------------------------------------------------------------
                                              Actual        Minimum(3)     Maximum(4)       Minimum         Maximum
                                          --------------- --------------------------------------------------------------
Balance Sheet Data:
   Cash and cash equivalents..........       $   340,393    $  2,989,000   $   5,239,000   $  3,092,000   $   5,342,000
   Working capital....................           348,249       3,472,000       5,722,000      2,264,000       4,514,000
   Total assets.......................         3,505,845       6,155,000       8,405,000      3,329,000       5,579,000
   Non-current liabilities............                 -               -               -         60,000          60,000
   Shareholders' equity...............         2,848,249       5,397,000       7,647,000      1,681,000       3,931,000
------------------------------

(1) Gives effect to the business combination with iQ Germany as if it had occurred on January 1, 1997.
(2) Gives effect to the business combination with iQ Germany as if it had occurred on January 1, 1998.
(3) Adjusted to give effect to the net proceeds from our sale of the minimum (3,000,000) shares offered in the offering (at an assumed offering price of US$1.00 per common share and after deducting the estimated agents' fees and commissions and estimated offering expenses payable), and other capital transactions.
(4) Adjusted to give effect to the net proceeds from our sale of the maximum (5,500,000) shares offered in the offering (at an assumed offering price of US$1.00 per common share and after deducting the estimated agents' fees and commissions and estimated offering expenses payable), and other capital transactions.
(5) Gives effect to the business combination with iQ Germany as if it had occurred on September 30, 1998.

                                   OUR COMPANY

We were incorporated on December 20, 1994 under the Canada Business Corporations Act as 3099458 Canada Inc. We changed our name to iQ Power Technology Inc. on May 9, 1997. Our principal executive offices are located at Suite 708-A, 1111 West Hastings Street, Vancouver, British Columbia, Canada V6E 2J3, and our telephone number at that location is (604) 669-3132.

iQ Germany was formed in 1991 to research and evaluate methods of maximizing lead-acid battery performance. We were formed to acquire iQ Germany and to license the technology developed by iQ Germany to others or to market products based on such technology. Throughout this prospectus we refer to the technology developed by iQ Germany as the "iQ technology."

The Share Exchange. On August 25, 1998, we acquired all the issued and outstanding common stock of iQ Germany in exchange for 10,000,000 of our common shares. The total deemed purchase price of iQ Germany was US$2,500,000 or US$0.25 per share. Under the terms of the Share Exchange Agreement, the former holders of iQ Germany common stock, as a group, have a limited right to require us to repurchase all, but not less than all, of the our shares they received. They may exercise this right at and after April 10, 1999 if:

     o we have failed to complete an equity offering with gross proceeds of at least US$3 million; and

     o such shareholders have repaid to us the full amount of all funds we have advanced or invested in iQ Germany.

This right will terminate at the close of this offering.

We have also issued an additional 2,800,000 common shares into escrow against the deposit into escrow of "atypical shares" of iQ Germany by all the holders of such shares. Atypical shares are securities, the terms of which are defined by contract, that include liquidation and other preferences. At the close of this offering, our shares will be released from escrow to the former holders of the atypical shares and the atypical shares will be released from escrow to us. In the event the repurchase right described above is exercised, our shares will be released from escrow and returned to us and the atypical shares will be released from escrow and returned to the former holders of the atypical shares.

In connection with the share exchange, the former holders of iQ Germany's common stock and atypical shares and our shareholders have entered into two pooling agreements under which they have agreed to escrow an aggregate of 16,979,424 of their common shares. We understand that some of the former shareholders of iQ Germany have also entered into a shareholders agreement under which they have agreed to act jointly when voting their common shares. In addition, three former shareholders of iQ Germany have entered into employment, confidentiality and non-competition agreements with us.

We will account for the business combination under the purchase method of accounting with iQ Germany being identified as the acquiror. This method of accounting is called a reverse acquisition and results in the assets and liabilities of our company being combined with those of iQ Germany at fair values. Until all of the conditions have been satisfied to the closing of the acquisition, our financial results and iQ Germany's financial results cannot be reported on a consolidated basis. Accordingly, unless otherwise stated in this prospectus, the financial information presented is only our financial information.

                                 EXCHANGE RATES

The historical financial statements of iQ Germany are in Deutschmarks (DM). Set forth below are the relevant exchange rates for one Deutschmark, expressed in U.S. dollars, based on the noon buying rate in New York City for cable transfers payable in Deutschmarks as certified for customs purposes by the Federal Reserve Bank of New York.

                          U.S. Dollars Per Deutschmark

                                                                                                        Nine Months
                                                       Year Ended December 31,                             Ended
                                 ---------------------------------------------------------------------  September 30,
                                     1993          1994          1995          1996          1997          1998
                                 ------------- ------------- ------------- ------------- ------------- --------------
Period End....................     US$0.6020     US$0.6454     US$0.6971     US$0.6499     US$0.5558     US$0.5987
Average.......................        0.5749        0.6204        0.7012        0.6636        0.5749        0.5595
High..........................        0.6380        0.6702        0.7372        0.6967        0.6488        0.5987
Low...........................        0.5745        0.5673        0.6405        0.6388        0.5316        0.5393


On January 1, 1999, the European Economic Monetary Union adopted the new "Euro" currency. As a result, the values of the participating currency units, including the German Deutschmark, have been irrevocably fixed against the Euro. The official fixed conversion rate for the translation of Deutschmarks to Euros is DM0.5113 = 1 Euro. On April 30, 1999, the noon buying rate as adjusted by the foregoing Euro conversion rate was DM1.00 = US$0.5401. The DM is convertible into U.S. dollars at freely floating rates, and there are currently no restrictions on the flow of German currency between Germany and the United States.

                       ENFORCEABILITY OF CIVIL LIABILITIES

Your enforcement of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that:

     o    we are incorporated or organized under the laws of Canada;
     o that some or all of our directors and officers may be residents of Canada;
     o that some or all of the experts named in the registration statement may be residents of Canada; and
     o that all or a substantial portion of our assets and said persons are located outside the United States.

As a result, it may be difficult for you to serve process within the United States upon our directors and officers or experts named in the registration statement who are not residents of the United States or to enforce, in the United States, judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. We has been advised by Werbes Sasges & Company, our Canadian counsel, that there is doubt as to the ability of shareholders to subject us, our directors or officers or experts named in the registration statement who are not residents of the United States to liability predicated solely upon the civil liability provisions of the federal securities laws of the United States in original actions in Canadian courts or in actions in such courts for enforcement of judgments of courts of the United States.

                                 CAPITALIZATION


The following table sets forth, at September 30, 1998, our pro forma capitalization giving effect to the business combination with iQ Germany and our capitalization as adjusted to give effect to our issuance and sale of the minimum amount (3,000,000) of shares offered in the offering, at an assumed public offering price of US$1.00 per share and before deducting the underwriting discounts and commissions and estimated offering expenses. You should read this table in conjunction with the consolidated financial statements and the accompanying notes included in this prospectus.


                                                                                              September 30, 1998
                                                                                       -----------------------------
                                                                                         Pro Forma
                                                                                           After
                                                                                          Business          As
                                                                                        Combination    Adjusted(3)
                                                                                       --------------- -------------
                                                                                              (in thousands)
Long Term Bank Debt.................................................................         4,000            4,000
Non-Current due to Shareholders.....................................................        56,000           56,000
                                                                                        -------------  -------------
                                                                                            60,000           60,000
                                                                                       --------------- -------------
Shareholders' equity
   Common  Shares,  without par value,  unlimited  number of shares authorized; 16,179,425 shares issued, actual;
     19,179,425 shares issued(2), as adjusted......................................       $519,000       $3,519,000
   Share subscriptions.............................................................              -                -
   Special Warrants, 2,300,000 issued and outstanding(1)...........................        575,000          575,000
   Cumulative Foreign Exchange Adjustment..........................................         58,000           58,000
   Retained earnings (deficit).....................................................     (1,336,000)      (1,896,000)
                                                                                       --------------- -------------
     Total shareholders' equity....................................................       (184,000)       2,256,000
                                                                                       --------------- -------------

Total capitalization...............................................................      $(124,000)      $2,316,000
                                                                                         ==========      ==========
--------------------------------


(1) Each Special Warrant is exchangeable, without payment of additional consideration, into one common share.
(2) Includes 12,800,000 shares issued to acquire the common and atypical shares of iQ Germany.
(3)  Determined on the basis that iQ Germany is the accounting parent.

                                    DILUTION

As of September 30, 1998, the pro forma net tangible book value of our common shares was US$3,557,299, or US$0.23 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding after giving effect to the issuance of an additional 2,836,200 common shares issued after September 30, 1998.

Dilution To New Investors If The Maximum Offering Amount Is Sold
After giving effect to our sale of the maximum number of shares offered in the offering (5,500,000) at an assumed offering price of US$1.00 per share and after deducting the commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have been US$8,947,299, or US$0.37 per share. This represents an immediate increase in net tangible book value of US$0.14 per share to existing shareholders and an immediate dilution of US$0.63 per share to new investors purchasing the shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share.

The following table illustrates this per share dilution:


Assumed offering price per share .........................................                     US$1.00
Pro forma net tangible book value (deficiency) per share as of
  September 30, 1998......................................................   US$0.23
Increase per share attributable to the offering...........................   US$0.14
                                                                            ----------
Pro forma net tangible book value per share after this offering...........   US$0.37
Dilution per share to new investors.......................................                     US$0.63
                                                                                              ==========

The following table summarizes, on an as adjusted basis as of April 30, 1998, the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors purchasing the maximum amount of shares offered in the offering based at an assumed offering price of US$1.00 per share (before deducting discounts and commissions and estimated offering expenses payable by us):

                                                                                                     Average
                                               Shares Purchased          Total Consideration          Price
                                           ---------------------------------------------------------------------
                                               Number      Percent       Amount         Percent     Per Share
                                           ---------------------------------------------------------------------

Existing shareholders, as adjusted basis...  18,479,425       77.0%    US$4,619,856        45.7%       US$0.25
New investors..............................   5,500,000       23.0%    US$5,500,000        54.3%       US$1.00
                                           ========================================================
     Total.................................  23,979,425        100%   US$10,119,856         100%
                                           ========================================================


Dilution To New Investors If The Minimum Offering Amount Is Sold

After giving effect to our sale of the minimum common shares offered in the offering (3,000,000) at an assumed offering price of US$1.00 per share and after deducting the commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1998 would have been US$6,697,299, or US$0.31 per share. This represents an immediate increase in net tangible book value of US$0.08 per share to existing shareholders and an immediate dilution of US$0.69 per share to new investors purchasing shares in this offering.

The following table illustrates this per share dilution:


Assumed offering price per share .........................................                     US$1.00
Pro forma net tangible book value (deficiency) per share as of
  September 30, 1998......................................................   US$0.23
Increase per share attributable to the offering...........................   US$0.08
                                                                            ----------
Pro forma net tangible book value per share after this offering...........   US$0.31
Dilution per share to new investors.......................................                     US$0.69
                                                                                              ==========



The following table summarizes, on an as adjusted basis as of April 30, 1999, the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors purchasing the minimum amount of shares offered in the offering based on an assumed offering price of US$1.00 per share (before deducting discounts and commissions and estimated offering expenses payable by us):


                                                                                                     Average
                                               Shares Purchased          Total Consideration          Price
                                           ---------------------------------------------------------------------
                                               Number      Percent       Amount         Percent     Per Share
                                           ---------------------------------------------------------------------

Existing shareholders, as adjusted basis...  18,479,425       86.0%    US$4,619,856        60.6%       US$0.25
New investors..............................   3,000,000       14.0%    US$3,000,000        39.4%       US$1.00
                                           ========================================================
     Total.................................  21,479,425        100%    US$7,619,856         100%
                                           ========================================================





The computations above exclude, as of April 30, 1999, the possible issuance of 2,875,000 common shares at an average exercise price of $1.00 per share under outstanding stock options. To the extent such options are exercised, there would be no dilution to new investors in the offering. In addition, the above computations exclude an aggregate of 325,000 common shares reserved for issuance upon exercise of options to be granted under our 1998 Stock Option Plan. To the extent such new stock options are granted and exercised, there may be further dilution to new investors in the offering.

                              PLAN OF DISTRIBUTION

Under the terms and subject to the conditions contained in the Agency Agreement, IPO has agreed to use its "best efforts" to sell the shares, which means that IPO is obligated only to offer and sell the shares on our behalf and is not required to purchase any of the shares. IPO may engage other broker-dealers registered with the NASD and in applicable jurisdictions and selected securities dealers in Canada to participate in this offering and may pay a commission to these dealers. IPO will not make any sales to discretionary accounts. We have agreed to indemnify IPO against specific types of liabilities, including liabilities under the Securities Act, or to contribute to payments IPO may be required to make as a result of any such liabilities.

The offering began on December 10, 1998 and will continue until May 31, 1999 or such later date as we and IPO agree but, in any event, not later than June 30, 1999. If we do extend the offering, IPO will notify you of the extension.

When collected, the subscription funds will be held by IPO in an interest-bearing escrow account. We have the right to reject orders to purchase shares in whole or in part if we determine that the offering is over-subscribed or if accepting your subscription would violate applicable securities laws. If we reject your subscription, IPO will return your money to you without interest or deduction on the next business day after our rejection.

The offering will be terminated, no shares will be sold, and no subscription proceeds will be released from escrow to us unless on or before the expiration of the offering:

     o we have accepted subscriptions and payment in full for the minimum number of shares; and
     o our registration statement on Form 8-A under the Exchange Act has been declared effective by the SEC.

If these conditions have not been satisfied by the expiration of the offering, or if we otherwise terminate the offering, IPO will promptly return to all subscribers all subscription funds and will retain any interest earned on the funds. Our directors, officers, and other affiliates may, but are not required to, purchase shares in order to satisfy the minimum offering amount.

If the minimum number of shares are sold and our registration statement on Form 8-A has been declared effective under the Exchange Act, the subscription amounts held in escrow, including interest, will be released to us for immediate use. Any subscriptions accepted by us after the sale of the minimum number of shares, but before the expiration of the offering, will be held by IPO pending acceptance or rejection of subscriptions by us. Upon acceptance, such proceeds will be available for immediate use by us.

We will pay IPO a commission equal to 10% of the offering price and have agreed to issue IPO warrants to purchase common shares in an amount equal to 10% of the shares sold in the offering. IPO may exercise the warrants for a period of two years from the date they receive a letter from us indicating that our registration statement on Form 8-A has been declared effective by the SEC. IPO may exercise the warrants for US$1.00 per share during the first year and for US$1.50 per share during the second year. We have also agreed to pay to IPO a corporate finance fee of US$50,000.

Before this offering, there has been no market for our common shares. The offering price of the shares was determined by negotiation between us and IPO and does not necessarily bear any relationship to our assets, book value, revenues or other established criteria of value, and should not be considered indicative of the actual value of the shares. Factors considered in determining such offering price, in addition to prevailing market conditions, include:

     o    the history of, and prospects for, the industry in which we compete;
     o    assessment of our management;
     o    our past and present operations;
     o    our prospects;
     o    our capital structure; and
     o    such other factors as were deemed relevant.

                                 USE OF PROCEEDS

The net proceeds to us from the sale of the shares being offered in the offering, based on an offering of 3,000,000 to 5,500,000 shares at an assumed initial public offering price of US$1.00 per share and after deducting commissions and estimated offering expenses of US$260,000 payable by us, are estimated to be between US$2,440,000 and US$4,690,000.

We expect to use the proceeds from the offering for:

     o    research and development of new products and technologies;
     o    expansion of our marketing and sales organization and activities; and
     o    general working capital.

The following table sets forth the amounts and anticipated uses of the proceeds of this offering:


                                                                          Net Proceeds
                                                            -----------------------------------------
                                                                 Maximum                Minimum
                                                            -------------------    ------------------
Research and Development Expenses......................        $3,678,000             $2,002,000
Marketing and Sales Expenses...........................           312,000                110,000
General and Administrative Expenses....................           700,000                328,000
                                                            -------------------    ------------------
                                                               $4,690,000             $2,440,000


We may also use a portion of the proceeds to acquire or invest in businesses, products or technologies that expand, complement or are otherwise related to our existing business. We have no present plans, agreements or commitments, and are not currently engaged in any negotiations, with respect to any such transactions.

In the event the proceeds of this offering are insufficient to satisfy our needs, we may need to raise additional funds through the issuance of equity or debt securities. We cannot assure you that we will be able to obtain more financing, or if we do, that such financing will be on terms favorable to us, or that we will be able to obtain such financing on a timely basis.

Pending their use, we will invest the net proceeds from this offering in United States government securities or short-term, interest- or dividend-bearing, investment grade securities.

                                    BUSINESS


Overview

We are engaged in the development and commercialization of electrical power sources for the automotive industry. Our primary technology relates to a "smart" automotive starter battery which combines several proprietary features. These features include:

     o    an insulated case to minimize temperature fluctuation;
     o an internal microprocessor to monitor and control the charging and discharging process; and
     o a battery acid anti-stratification device, to create a battery with more efficient charging, storage and power delivery than conventional automotive batteries.

Compared to conventional car batteries, the iQ battery is lighter, has increased cold-weather starting performance and increased life expectancy.

The starting, lighting and ignition battery industry is a mature and stable industry that is composed of a limited number of aftermarket resellers and OEMs. Over the last ten years, new competition and changes in the automotive industry have increased pressure on SLI battery manufacturers to reduce costs and to improve the power and efficiency of the batteries they produce. In response to these conditions and to the increased market demand for smaller and lighter SLI batteries that produce adequate amounts of electrical power, we have developed the iQ technology, a battery technology that lowers the weight and increases the electrical output of SLI batteries.

We have produced prototype batteries based on the iQ technology for testing by several major automotive manufacturers, including Daimler-Benz, BMW and Audi. As a result of these tests and extensive internal testing, we believe that when compared to a conventional 12 volt automotive battery, a comparable iQ battery will:

     o    weigh 40% less;
     o    have six times the recharging capacity in cold conditions;
     o    require 40% less lead;
     o    have increased service life; and
     o    have increased low-temperature starting capacity.

We intend to market the iQ battery to automakers in order to stimulate demand for the iQ technology. We anticipate that we will eventually license the iQ technology to automobile suppliers and battery manufacturers or enter into one or more strategic relationships with established battery manufacturers to produce and distribute the iQ battery.

Industry Background

The SLI battery industry is a stable, mature industry that is composed of a limited number of aftermarket resellers and OEM's. In 1997, worldwide unit sales in the SLI battery market have been estimated at approximately 235 million units with a value of US$7.5 billion (Source: AMZ Auto Motor Zubehor, September 1997). The SLI battery industry is highly-concentrated and is dominated by eight SLI battery manufacturers who, in 1997, accounted for approximately 66% of the worldwide market share. The following graph sets forth the approximate world SLI battery market share of the principal battery manufacturers in 1997 (Source: AMZ Auto Motor Zubehor, September 1997).

                          Worldwide Market Share: 1997*

[Pie chart setting forth the approximate world SLI battery market share of principal battery manufacturers in 1997. The information contained in the chart is as follows:


          Manufacturer                            Market Share

          Exide                                     20%
          Yuasa (Japan)                             10%
          GNB (Australia)                            8%
          Hawker (England)                           7%
          Johnson Controls (U.S.)                    6%
          Varta (Germany                             5%
          JSB (Japan)                                5%
          Delco Remy (U.S.                           5%
          Others                                    34%]

*(Source:  AMZ Auto Motor Zubehor, September 1997)

The SLI battery industry, over the past 30 years, has had a relatively low level of product innovation and has been slow to respond to changes in automotive technology and performance requirements. However, new competition within the SLI battery industry and changes in the automotive manufacturing industry have placed increased pressure on SLI battery manufacturers to reduce costs and to increase the power and efficiency of the batteries they produce. In recent years, many automotive manufacturers have begun selling their component manufacturing divisions in an effort to streamline production. This has resulted in increased competition and lower overall prices for SLI batteries. At the same time, many automobile manufacturers, in an effort to reduce costs, have begun to apply strict conditions to their relationships with OEM's, such as requiring "just-in-time" delivery and "in house" assembly of components. Many automobile manufacturers have also adopted a policy of having at least two alternative sources of supply, thus requiring any developer of new battery technologies to persuade other OEM's to adopt similar technologies.

Recent advances in automobile technology and design have placed increasing demands on the electrical output generated by an automobile battery. Despite these changes, conventional lead acid batteries have remained relatively unchanged since they were first introduced as an electrical power source for the auto industry. Conventional lead acid batteries are extremely sensitive to changes in temperature and continuously lose output capacity due to temperature fluctuations, vibration damage and corrosion and sulfatation inside the battery. As a result, in order to compensate for the tendency of conventional lead acid batteries to lose much of their output capacity over time, conventional battery manufacturers are required to manufacture larger and heavier batteries with increased initial output capacity. Such batteries not only add additional weight to the vehicle, but are also often more difficult to integrate into modern engine configurations. At the same time, fuel efficiency requirements and engine designs require that battery size and weight be reduced to ensure maximum fuel efficiency.

We believe that increased competition in the SLI battery manufacturing industry along with increased demands for high-powered, lightweight, efficient SLI batteries that can be used in both traditional and alternative vehicle applications, will facilitate the adoption of our "smart battery" technology by aftermarket resellers and OEM's.

                                 THE iQ BATTERY

                             [PICTURE OF iQ BATTERY]

How the iQ technology Works

Over time, lead-acid batteries lose output capacity due to, among other things, temperature fluctuations and corrosion of the internal lead plates. The iQ battery utilizes an insulated case, an internal microprocessor and a battery acid anti-stratification device to minimize the loss of output capacity. As a result, the iQ battery requires fewer lead plates than a conventional lead acid battery to deliver the required output capacity for a specific application.

     Double-Walled Casing

Conventional lead-acid batteries are vulnerable to damage caused by temperatures above 50 degrees Centigrade (122 degrees Fahrenheit) and to loss of starting performance when temperatures fall below freezing (0 degrees Celsius or 32 degrees Fahrenheit). Some auto manufacturers have attempted to protect batteries from the high temperatures found in the car's engine compartment by installing the batteries in the rear of the vehicle. Although this placement protects batteries from heat, it requires the use of long, thick cables to connect the battery to the engine. The cables not only increase the weight of the car, they also produce electrical losses in cold starting conditions. To offset these losses, manufacturers must use batteries with larger amounts of lead and acid, thus further increasing the total weight of the automobile.

In order to minimize the loss of performance caused by temperature extremes, we engaged BASF, Germany's largest chemical company, to develop a double-walled battery case made from a polypropylene foam material called Neopolen(R), a thermoplastic particle foam. When a battery is placed inside the Neopolen case, it is protected against the extreme temperature fluctuations by the thermal insulation properties of the material.

In addition, Neopolen has mechanical properties which lends itself to integrating with battery technology. The cells of this ductile material remain intact under mechanical pressure and, after protracted compression, the material returns to its original shape. We believe that the structural stability of the Neopolen case will provide additional protection to the internal battery components.

     Energy Control System

Although the insulated case of the iQ battery provides protection against extreme high temperatures, the insulated case cannot protect the battery from extended low temperatures. Temperatures below freezing dramatically reduce the ability of a battery to start an automobile engine and to be recharged by a running car's generator. To prevent the loss of performance caused by low temperatures, the iQ battery incorporates an energy control system to maintain or reestablish optimal internal battery temperatures.

The energy control system consists of a sensor and control system and an internal heating component. The sensor and control unit is designed to measure and record a variety of internal and external factors, including:

     o    outside temperature
     o    changes in outside temperature
     o    inside temperatures
     o    changes in inside temperature
     o    the revolutions per minute at which the engine was cranked
     o    the time of travel and the RPMs during travel
     o    voltage
     o    changes in voltage

Using this information, the energy control system determines when the heating component must be activated and the amount of power that may be used to maintain optimum internal battery temperature without draining the battery to the point that damage occurs. We anticipate that, in the future, automobiles will have real time electronic information displays linked to the vehicle's on-board computer system to provide the driver information relating to battery charge levels, electrical outputs, temperature and other information.

We have initiated programs to complete the production design of the integrated circuits necessary for the internal sensor and control unit. As part of this process, we have received bids, from several manufacturers, each of which has established, at its own cost, design teams to compete for anticipated production orders. At the present time, each manufacturer has developed and presented functional prototypes meeting our specifications. If we elect to produce the iQ battery, rather than license the iQ technology, we anticipate that we will select one of these manufacturers to produce the energy control system components.

     The Anti-Stratification Component

Acid stratification is a less well-known, but significant problem associated with lead-acid batteries. Lead-acid batteries utilize a mixture of sulfuric acid and distilled water. Because the density of water is less than that of sulfuric acid, over time gravity causes the acid and the water to separate. When this separation occurs, the battery is not able to produce or store electric power in the upper parts of the internal lead plates that are surrounded by water. In addition, if pure sulfuric acid becomes concentrated in the lower parts of the battery, the highly corrosive effects of the acid tend to override the electrochemical process in the lower parts of the internal lead plates.

The problems caused by acid stratification can be alleviated by continuously mixing the acid and water. In the past, manufacturers have sought to address this problem with acid pumps and other methods, but their efforts have not been successfully adapted for commercial application in the automotive starter battery market.

Instead of using moving parts or pumps, the iQ technology uses hydrodynamic principles to facilitate continuous mixing of the sulfuric acid and the distilled water inside the battery without using moving parts. A simple plastic baffle is integrated into each cell of the battery. When the vehicle is moving, e.g., accelerating or braking, the inertial energy acts with the baffle to produce internal fluid pressure that causes the sulfuric acid at the bottom of the battery to travel through a corridor to the top of the battery. Specially designed "gating" mechanisms inhibit the reversal of the fluid flow. In addition, when the vehicle is not moving, the internal baffle system acts as a hydrodynamic pump that moves fluid to the top of the battery in response to the battery's internal heating element.

Performance Specifications and Test Results

The outer dimensions of the iQ battery are identical to a conventional 12 volt lead acid battery in order to facilitate ease of replacement in existing vehicles. In addition, the dimensions and shape of the iQ battery's terminals are identical to those of conventional batteries. The iQ battery, however, loses charging capacity at a much lower rate than conventional batteries. As a result, the iQ battery requires less amp output to deliver the same performance over time, and therefore because it requires fewer lead plates, weighs approximately 40% less than conventional batteries.

Our prototype batteries have been tested extensively both in-house and by third-party organizations. The following tables detail the results of independent tests performed in 1998 by a major auto manufacturer with which we have a strategic relationship. All tests compared the prototype iQ battery with a standard, 12 volt, 100 amp battery that is normally used as OEM equipment in German luxury cars.

                              Car Power System Test

[Bar graph showing electrical output for the iQ Battery and a standard battery under two different temperature conditions: -20 degrees Celcius and 20 degrees Celcius. The results reflected in the graph are as follows:

     -20 degrees Celsius                Relative Amp Value
     -------------------                ------------------
     Standard Battery                          0.3
     iQ Battery                                1.22


     20 degrees Celsius                 Relative Amp Value
     -------------------                ------------------
     Standard Battery                          5.66
     iQ Battery                                6.98]


In the car power system test, the tested batteries were inserted into the power system of a standard automobile. A winter night drive was then simulated by placing the power system under load by adding additional power consumers, such as a heater, headlights, a stereo, power windows, etc. The electrical current output of the batteries was then measured under two different temperature conditions, 20 degrees Celsius and -20 degrees Celsius. The results indicate that at 20 degrees Celsius, the electrical current output of the iQ battery was 125% of a conventional battery. At -20 degrees Celsius, the electrical current output of the iQ battery was 420% of a conventional battery.

                                  Battery Test

[Bar graph showing total cycle time (in hours) for the iQ Battery and a standard battery under 3 different temperature conditions: -20 degrees Celcius, 0 degrees Celcius and 20 degrees Celcius. The results reflected in the graph are as follows:

     -20 degrees Celsius                Cycle Time (Hours)
     -------------------                -----------------
     Standard Battery                          62
     iQ Battery                                20

     0 degrees Celsius                  Cycle Time (Hours)
     ------------------                 -----------------
     Standard Battery                          19
     iQ Battery                                20

     20 degrees Celsius                 Cycle Time (Hours)
     -------------------                -----------------
     Standard Battery                          19
     iQ Battery                                19]


In the battery test, the tested batteries were charged and discharged multiple times at different temperature levels. The amount of time necessary to complete a full charging cycle (e.g., fully charge after being fully discharged) was measured. The tests showed that the iQ battery's recharging times were substantially equivalent to conventional batteries in moderate to warm temperatures and over 40 hours less than the recharge time of a conventional battery in extreme cold conditions.

                               Climate Room Test

[Bar graph showing total revolutions per minute attributable to electrical output from the iQ Battery and a standard battery. The results reflected in the graph are as follows:

                                        Revolutions Per Minute
                                        ----------------------
     iQ Battery                                   83
     Standard Battery                             71]

In the climate room test, the batteries were mounted in automobiles and placed in cold conditions (-25 degrees Celsius). The car's engine was then cranked and the number of revolutions per minute was recorded. The higher the revolutions, the more starting power can be attributed to the tested battery. Based on the results of the climate room test, the iQ battery performed better than the conventional battery in cold starting conditions.

                                Life Cycle Test

[Bar graph showing total percentage reduction in battery capacity in the iQ Battery and in a standard battery. The results reflected in the graph are as follows:

                                        Percentage Reduction in Capacity
                                        --------------------------------
     iQ Battery                                      14%
     Standard Battery                                22%]


In the life cycle test, the batteries were run through a series of industry standard tests that simulated the normal life cycle of a automobile SLI battery. At the end of the test, the lead battery plates were examined and the charging capacity of the batteries was measured to determine the percentage of battery capacity that was lost over time. The iQ battery lost approximately 14% of its capacity compared with the loss of approximately 22% of capacity for the conventional battery.

In addition to the foregoing, in 1996, we completed independent, third party safety testing of the iQ battery in Germany, and in which all applicable safety specifications were met. (TUV Rheinland Product Safety GmbH, test report no. E-9613191E-01). We are not aware of any safety issues related to the iQ battery that are not also applicable to standard automotive batteries.

Our Strategy

Our objective is to license the iQ technology to leading manufacturers of automotive batteries and to position us as a leading provider of batteries and electric power technology to the automotive industry. Our strategy includes the following elements:

     o Marketing to Automakers. We and iQ Germany have begun marketing production-ready prototypes of the iQ battery to major automakers in order to stimulate demand for the iQ technology. We anticipate that its initial marketing efforts with automakers will be concentrated on a relatively small group of companies and will be directed by a small and highly-skilled sales force of sales and application engineers.

     o License the iQ technology and Develop Manufacturing Relationships. Once automaker and manufacturer demand has been developed, we intend to license the iQ technology to major automakers and established third-party manufacturers of SLI batteries. We may also establish strategic relationships with manufacturers and suppliers of SLI batteries in order to produce commercial quantities of SLI batteries utilizing the iQ technology.

     o Competitive Pricing. We anticipate that the retail price of the iQ battery will be comparable to the retail prices of other premium priced SLI batteries.

Industry Relationships

iQ Germany has established relationships with a number of companies in the automotive and electronics industries which are described below:

Suppliers and Manufacturers

     BASF

iQ Germany has entered into a Cooperation Agreement with BASF, a leading international chemical and textile manufacturer, under which BASF has agreed to participate with the iQ Germany in developing and marketing the Neopolen battery case. Under the agreement, iQ Germany has agreed to exclusively use the Neopolen material produced by BASF in its battery designs in return for a payment by BASF to iQ Germany on every kilogram of Neopolen sold by BASF to battery manufacturers.

     Akkumulatorenfabrik Moll

iQ Germany has established a relationship with Moll, a leading battery manufacturer, under which Moll has manufactured prototypes of a battery based on the iQ technology. Currently, iQ Germany and Moll are negotiating a cooperation agreement relating to the joint development, production and marketing of batteries incorporating the iQ technology.

Automakers

     Daimler-Benz

iQ Germany has provided prototypes of the iQ battery to Daimler-Benz, which is currently performing in-the-car and out-of-the-car tests.

     BMW

iQ Germany has provided prototypes of the iQ battery to BMW, which is currently testing the prototypes. iQ Germany has also purchased and installed BMW battery test and electronic lab equipment in iQ Germany's laboratories in Chemnitz, Germany, for the purposes of conducting tests on the iQ battery prototypes.

To date, neither Daimler-Benz nor BMW have committed to incorporate the iQ technology into any of their commercially available automobiles or other products.

Other Relationships

In addition to the above relationships, we, via iQ Germany, have also had discussions, and in some cases, delivered prototypes of the iQ battery to Audi, Volkswagen and Porsche for testing. We currently do not have any contractual arrangements with these automakers other than confidentiality agreements and limited agreements for the testing of prototypes. Neither Audi, Volkswagen nor Porsche have committed to incorporate the iQ technology into any of their commercially available automobiles or other products. In addition to these German automakers, we are also pursuing contacts with other major automakers worldwide.

We have engaged in discussions with established battery manufacturers regarding the possibility of a joint venture to produce small quantities of batteries using the iQ technology in order to stimulate market interest or to satisfy niche market demands. In the event we are unsuccessful in our primary marketing strategy of licensing the iQ technology to major automakers and established battery manufacturers, we anticipate that this type of arrangement may provide an alternative means of market entry for us. There can be no assurance that we will be able to successfully establish a joint venture arrangement with a battery manufacturer on terms favorable to us, if at all.

Research and Development

We and iQ Germany are focusing our research and development efforts on improving the iQ technology and developing process technology required to manufacture the iQ battery. A key element of our strategy is to complete development of a battery that has undergone all relevant testing programs by German auto manufacturers and can be produced in commercial quantities. Over its most recent three fiscal years, iQ Germany has spent a total of DM2,198,000 (US$1,403,000) on research and development.

We believe that our highly-qualified engineering and scientific personnel provide us with a significant competitive advantage. iQ Germany currently employs 12 engineers and scientists in its Chemnitz plant on a full- and part-time basis, whose primary focus is research and development. iQ Germany's personnel have considerable experience with the development of SLI battery systems and applications. We believe that this combination of expertise has allowed iQ Germany, and will continue to allow us to design and develop battery technologies that can be implemented in a timely and cost-effective manner.

Competition

Competition in the battery industry is, and is expected to remain, intense. Our competitors range from early stage companies to major domestic and international companies. Many of these companies have financial, technical, marketing, sales, manufacturing, distribution, and other resources significantly greater than ours. In addition, many of these companies have name recognition, established positions in the market, and long-standing relationships with OEMs and other customers. Our competitors are doing significant development work on various battery systems (including electrochemistries such as NiCd, NiMH and lithium), with significant effort focused on achieving higher energy densities, lower maintenance, lighter weight, longer energy retention and lower cost batteries. We cannot assure you that one or more new, higher power battery technologies will not be introduced which could be directly compete with or be superior to the iQ technology.

We believe that our primary competitors are existing suppliers of automotive and lead-acid batteries. Johnson Controls, Inc., Exide Corporation, GNB Inc. and Delphi are the primary suppliers of car batteries in North America. VB Autobatterie GmbH), Hawker Batteries, Fiamm, Delco Remy, Exide Corporation, Autosil, Hoppecke, Yuasa and Matsushita are the primary suppliers of car batteries in Europe. All of these companies are very large and have substantial resources and market presence. Many are vertically integrated and produce the core components for their batteries from raw or recycled materials, reducing the unit cost of manufacturing. These companies have pursued and implemented aggressive production and manufacturing strategies which have led to substantial competitive advantages in the areas of production efficiencies and integrated distribution and inventory management systems. We expect that we will compete in targeted market segments on the basis of performance, reliability, ease of recycling and increased battery life. We cannot assure you that we will be able to compete successfully against these companies in any of the targeted market segments.

We may also develop products to compete in market segments including standby power, small batteries for engine starting and medical and electronics applications. We expect that our primary competition in the market for small lead acid batteries used in non-automotive applications are Yuasa, Exide Corporation, Matsushita, Hawker, CSB Battery of America Corp. and GS Battery. These companies are large and have substantial resources and market presence. We cannot assure you that we will be able to compete successfully against traditional lead acid batteries in any of the targeted applications.

The market for batteries, and the evolution of battery technology, is very dynamic. Other companies are devoting significant resources to improving existing battery technologies and developing new battery technologies. We cannot assure you that we will be able to compete effectively in any of their targeted market segments.

Intellectual Property Rights

Our success is dependent on iQ Germany's ability to protect its intellectual property rights. iQ Germany relies principally on a combination of copyright, trademarks, trade secret and patent laws, non-disclosure agreements and other contractual provisions to establish and maintain its proprietary rights. iQ Germany holds two United States patents related to its technology, both of which will expire in the year 2014. iQ Germany has also applied for patents related to the iQ technology in Germany and the European Union. iQ Germany has been issued patents cover the battery temperature sensor and heating element design and configuration.

As part of its confidentiality procedures, iQ Germany generally enters into nondisclosure and confidentiality agreements with each of its key employees, consultants, distributors and corporate partners and limits access to and distribution of its technology, documentation and other proprietary information. In particular, iQ Germany has entered into non-disclosure agreements with each of its employees and strategic partners. The terms of the employee non-disclosure agreements include provisions requiring assignment to iQ Germany of employee inventions. There can be no assurance that iQ Germany's efforts to protect its intellectual property rights will be successful. Despite iQ Germany's efforts to protect its intellectual property rights, unauthorized third parties, including competitors, may from time to time copy or reverse engineer portions of the iQ technology and use such information to create competitive products.

Policing the unauthorized use of the iQ technology is difficult, and, while we are unable to determine the extent to which piracy of the iQ technology exists, such piracy can be expected to be a persistent problem. In addition, the laws of some countries in which the iQ technology is or may be licensed do not protect its products and intellectual property rights to the same extent as do the laws of the United States. As a result, sales of products based on the iQ technology in such countries may increase the likelihood that iQ technology might be infringed upon by unauthorized third parties.

It is possible that the scope, validity and/or enforceability of our intellectual property rights could be challenged by competitors or other parties. iQ Germany is currently in the process of recording its interests in the iQ technology with relevant authorities in applicable jurisdictions. The results of such challenges before administrative bodies or courts depend on many factors which cannot be accurately assessed at this time. Unfavorable decisions by such administrative bodies or courts could have a negative impact on iQ
Germany's intellectual property rights. Any such challenges, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. In the event of a claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition could be materially adversely affected.

iQ Germany has registered the trademark "iQ" in Germany. iQ Germany has not registered any trademarks in the United States.

Plan of Operation

Over the next 12 months, we intend to expand our research and development operations, prepare for a pre-production and initial production of batteries that incorporate the iQ technology and continue our third party testing program. Specifically, we anticipate that our laboratories in Chemitz, Germany will be fully operational by June 1999. In August 1999, we intend to initiate a pre-production run of 500 batteries that incorporate the iQ technology in order to evaluate the production processes and to implement any needed modifications. During the course of the pre-production process we will finalize the iQ battery design and identify manufacturing facilities and component suppliers. We expect that the initial production of the iQ battery will occur on or before January 2000. We also expect that all third party testing will be completed in January 2000.

We anticipate that the net proceeds we receive from this offering will satisfy our cash needs for the twelve months after this offering. We may need more money if we experience delays, cost overruns, additional funding needs for joint ventures or other unanticipated events. We cannot assure you that we will be able to obtain more financing or that, if we do, it will be on favorable terms or on a timely basis.

Employees

As of April 30, 1999, iQ Germany had 12 employees engaged in product research and development on a part- and full-time basis and 8 employees engaged in general and administrative and marketing functions on a part- and full-time basis. Our and iQ Germany's success will depend in large part on their ability to attract and retain skilled and experienced employees. None of our or iQ Germany's employees are covered by a collective bargaining agreement, and we believe iQ Germany's relations with its employees are good. We do not currently have any key man life insurance on any of our directors or executive officers.

Facilities

iQ Germany occupies approximately 228 square meters of leased office space at its headquarters in Unterhaching, Germany for its product development, marketing, support and administration operations. iQ Germany also occupies approximately 509 square meters of leased office space in Chemitz, Germany. The Unterhaching lease terminates on February 28, 2001 and the Chemitz lease may be terminated on the giving of six months' notice, but not before December 31, 2001. We maintain a license for our executive offices in Vancouver, British Columbia, Canada on a month-to-month basis.

Legal Proceedings

As of the date hereof, there is no material litigation pending against us or iQ Germany. On January 3, 1994, a civil lawsuit was filed by Hans Engelhorn against Peter E. Braun and Horst Dieter Braun in the District Court of Berlin (Case No. 3 O 40/94). Mr. Engelhorn seeks to compel transfer of intellectual property rights related to the iQ technology or, alternatively, money damages of approximately DM500,000 (US$310,000). The intellectual property rights at issue are now held by iQ Germany. Mr. Engelhorn alleges that the Brauns had a contractual obligation to transfer the intellectual property to a partnership which has since been dissolved. Although the lawsuit is still pending, we have been advised by the Brauns that the prosecution of this lawsuit has not been pursued. We believe that the lawsuit is without merit and will not materially affect our rights in the intellectual property at issue.

From time to time, we and/or iQ Germany may be a party to litigation and claims incident to the ordinary course of business. While the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our business, financial condition and operating results.

                             SELECTED FINANCIAL DATA

Our selected consolidated financial data are qualified in their entirety by reference to and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus and the audited consolidated financial statements and notes included in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and 1996 and the consolidated balance sheet data at December 31, 1997 and 1996, are derived from and are qualified by reference to our audited consolidated financial statements which appear in this prospectus The consolidated statement of operations data for the nine month periods ended September 30, 1998 and 1997 and the consolidated balance sheet data at September 30, 1998 have been derived from our unaudited financial statements appearing herein, which, in our opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information included therein. These financial statements were prepared in accordance with Canadian GAAP. We provide the pro forma financial data for comparative purposes only and such data is not necessarily indicative of results that would have been achieved if we had completed the transactions reflected at the beginning of the period for which pro forma information is presented or of the results we expect for any later period.


                                                                                                             Fiscal
                                                                                                             Period
                                                                                                              Ended
                                                                                   Years ended              December
                                     Nine Months Ended September 30,               December  31,                31
                              ---------------------------------------------  ---------------------------  --------------
                                   1998                                          1997
                                Pro Forma          1998           1997         Pro Forma       1997           1996
                               (unaudited)      (unaudited)    (unaudited)    (unaudited)                 (seven months)
                              ---------------  -------------- -------------  -------------- ------------  --------------
Statement of Operations
 Data:
  Revenue...................   $       --       $      --     $      --     $    26,000     $     --        $     --
  Operating Expenses........      917,000         241,428        57,023         715,000      135,236          10,504
  Net income (loss) for the
   period...................     (947,000)       (241,428)      (57,023)       (733,000)    (135,236)        (10,504)
  Earnings (loss) per
   common share.............        (0.06)          (0.05)          N/A           (0.05)       (0.14)            N/A
  Weighted average shares
   outstanding..............   15,086,461       4,546,845            --      13,750,294      950,294              --




                                          As at September 30,                           As At December 31,
                              ------------------------------------------------------------------------------------------
                                        1998
                                      Pro Forma              1998
                                     (unaudited)          (unaudited)                1997                   1996
                              ----------------------  -------------------- ----------------------- ---------------------
Balance Sheet Data:
  Cash and cash equivalents.    $     3,092,000       $      340,393       $         43,525        $            --
  Working capital
  (deficiency)..............          2,264,000              348,249                346,695                (10,503)
  Total assets..............          3,329,000            3,505,845                419,261                147,977
  Non-current liabilities...             60,000                   --                     --                     --
  Stockholders' equity......    $     1,681,000       $    2,848,249       $        346,695        $       (10,503)


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion contains "forward-looking statements." In particular, some statements in "Overview" and "Acquisition of iQ Germany" and the sections entitled "Results of Operations of iQ Power," "Results of Operations of iQ Germany" and "Liquidity and Capital Resources" contain forward-looking statements. Our actual results could differ materially from the results projected in the forward-looking statements as a result of our ability to:

     o    achieve the objectives of our business strategy;
     o    accelerate or defer operating expenses;
     o    achieve revenue; and
     o    hire new personnel.

and other factors set forth under "Risk Factors" in this prospectus.

The following discussion is qualified by the more complete financial information contained in our audited financial statements and the related notes and the financial statements of iQ Germany and the related notes included in this prospectus. Our financial statements have been prepared in accordance with Canadian generally accepted accounting principles. We believe that there is no material difference between Canadian GAAP and United States generally accepted accounting principles as applied to our financial results. The financial statements of iQ Germany have been prepared in accordance with US GAAP.

The following discussion of our results of operations should be read in conjunction with our audited financial statements and the related notes, the discussion of iQ Germany's results of operations discussed below and the audited financial statements of iQ Germany and the related notes included in this prospectus. iQ Germany's results of operations are not included in our financial statements.

Overview

We were organized in December 1994 and commenced operations in June 1996. We develop and commercialize batteries and electric power technology for the automotive industry. Our primary product is a "smart" automotive starter battery which combines several proprietary features designed to optimize automotive starter battery efficiency.

We are an early stage company and our principal activity to date has been the acquisition of all the issued and outstanding shares of iQ Germany. Neither we nor iQ Germany have derived revenues from operations, and we do not anticipate having material revenues from operations until 2000, if at all. We and iQ Germany have incurred substantial losses to date, and we cannot assure you that we will attain any particular level of revenues or that we will achieve profitability.

We believe that our historic spending levels and the historic spending levels of iQ Germany are not indicative of future spending levels because we are entering a period in which we will increase spending on product research and development, marketing, staffing and other general operating expenses. For these reasons, we believe our expenses, losses, and deficit accumulated during the development state will increase significantly before it generates material revenues. In the absence of additional funding, such as that sought in this offering, there is substantial doubt about our and iQ Germany's ability to continue as a going concern for a reasonable period of time as set forth in the audited financial statements and related notes included in this prospectus.

Acquisition of iQ Germany

On August 25, 1998, we acquired all the issued and outstanding common stock of iQ Germany in exchange for 10,000,000 of our shares at a deemed price of US$0.25 per common share for a total purchase price of US$2,500,000. As a result of the business combination, the shareholders of iQ Germany have control of us. Due to this acquisition of control, iQ Germany will be identified as the acquiror (reverse acquisition), and we will account for the business combination under the purchase method. Under the terms of the Share Exchange Agreement, the former shareholders of iQ Germany, as a group, have a limited right to require us to repurchase all, but not less than all, of our shares received by such shareholders. They may exercise this right at and after April 10, 1999 if:

     o we have failed to complete an equity offering with gross proceeds of at least US$3 million; and
     o they repay us the full amount of all funds we have has advanced or invested in iQ Germany.

Their repurchase right will terminate at the close of this offering.

Our Results of Operations

We were organized in December 1994 and commenced operations in June 1996. Our principal activity to date has been the acquisition of all the issued and outstanding shares of iQ Germany.

No revenues were recorded in either the seven month period ended December 31, 1996, the year-ended December 31, 1997 or the nine-month period ended September 30, 1998.

As of September 30, 1998, we had an accumulated deficit of US$387,168. We incurred a net loss of US$241,428 for the nine-month period ended September 30, 1998, compared to a net loss of US$57,023 for the comparable period of the prior year and a net loss of US$135,236 for the year ended December 31, 1997, and US$10,504 for the seven-month period ended December 31, 1996.

We anticipate that the level of spending will increase significantly in future periods as we undertake research and development activities related to the commercialization of the iQ technology. In addition, we anticipate that our general and administrative expenses will also significantly increase as a result of the growth in our research, development, testing and business development programs. The actual levels of research and development, administrative and general corporate expenditures are dependent on the cash resources available to us.

iQ Germany's Results of Operations

iQ Germany was organized in 1991 to develop and commercialize batteries and electric power technology for the automotive industry. Since that date, iQ Germany has been engaged primarily in research and product development efforts.

As of September 30, 1998, iQ Germany had an accumulated deficit of DM2,140,000 (US$1,336,000). iQ Germany incurred a net loss of DM1,262,000 (US$706,000) for the nine-month period ending September 30, 1998 compared with a net loss of DM745,000 (US$430,000) for the comparable period of the prior year, DM1,034,000 (US$594,000) for the year ending December 31, 1997 and DM791,000 (US$525,000)
for the year ending December 31, 1996.

iQ Germany had no revenues for the nine-month period ending September 30, 1998 and revenues of DM5,000 (US$2,900) for the nine month period ending September 30, 1997, revenues of DM45,000 (US$27,000) for the year ending December 31, 1997, and no revenues for the year ending December 31, 1996. All of iQ Germany's revenues were derived primarily from licensing fees.

For the nine month period ended September 30, 1998, iQ Germany incurred research and development expenses of DM1,062,000 (US$593,000) compared with DM584,000 (US$336,000) for the comparable period of the prior year, DM842,000 (US$488,000) for the year ending December 31, 1997 and DM655,000 (US$435,000) for the year ending December 31, 1996. The increase in research and development expenses in each period reflects the cost of supporting a higher level of activity, principally research, product development, building prototypes and product testing.

iQ Germany incurred general and administrative expenses of DM148,000 (US$83,000) for the nine-month period ended September 30, 1998 compared with DM114,000 (US$66,000) for the comparable period of the prior year, DM162,000 (US$93,000) for the year ending December 31, 1997 and DM127,000 (US$84,000) for the year ending December 31, 1996. The increases in administrative and general corporate expenses from period to period were due primarily to the increase in expenses related to the growth of iQ Germany's operations, the leasing of a new office facility in 1997, and other administrative and corporate expenses related to the share exchange with us.

Following completion of the offering, iQ Germany's expenditures are expected to materially increase as we pursue our research, development, testing and commercialization programs and expands our finance and administrative staff and financial and management system.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through sales of our equity securities. As of September 30, 1998, we had cash and cash equivalents of approximately $340,393. As of September 30, 1998, we had raised approximately $711,000 (net of issuance costs) from the sale of such securities, excluding the issuance of 10,000,000 common shares for deemed proceeds of $2,500,000 on the business combination with iQ Germany. In December 1998, we received gross proceeds of $709,050 by issuing 536,200 shares and special warrants to purchase 2,300,000 shares at a price of US$0.25 per share and US$0.25 per special warrant.

iQ Germany is obligated to pay to Horst Dieter Braun, our Vice President, Research and Development and Peter Braun, our President, DM400,000 in connection with iQ Germany's acquisition of the iQ technology and other intellectual property rights. The amount is payable only out of and only to the extent of the gross profits of iQ Germany.

We plan to finance our capital needs principally from the net proceeds of this offering and interest thereon and, to the extent available, lines of credit. We currently have no commitments for any credit facilities such as revolving credit agreements or lines of credit that could provide additional working capital. We believe that the net proceeds from this offering, together with interest thereon and our existing capital resources, will be sufficient to fund our operations through 1999. Our capital requirements depend on several factors, including the success and progress of our product development programs, the resources we devote to developing our products, the extent to which our products achieve market acceptance, and other factors. We expect to devote substantial cash for research and development. We cannot adequately predict the amount and timing of our future cash requirements. We will consider collaborative research and development arrangements with strategic partners and additional public or private financing (including the issuance of additional equity securities) to fund all or a part of a particular program in the future. We cannot assure you that additional funding will be available or, if available, that it will be available on terms acceptable to us. If adequate funds are not available, we may have to reduce substantially or eliminate expenditures for research and development, testing, production and marketing of our proposed products, or obtain funds through arrangements with strategic partners that require us to relinquish rights to some of our technologies or products. We cannot assure you that we will be able to raise additional cash if our cash resources are exhausted. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions as well as our business performance.

Year 2000 Issue

The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (i.e. December 31, 1999 would appears as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming will default to 01/01/1900 instead of 01/01/2000, and calculations using or reporting the date will not be correct and errors will arise. To prevent this from occurring, information systems need to be updated to ensure they recognize the Year 2000.

We have conducted a review of our computer systems to identify the systems that could be incompatible with dates beyond December 31, 1999, and are developing an implementation plan to resolve issues that may arise. We place minimal reliance on data sensitive software and believe that the expected cost and availability of resources, to recover information not properly processed after December 31, 1999, would not result in a material effect on our results of operations.

We and iQ Germany began our respective Year 2000 strategies by compiling a list of all computerized equipment and making a determination of how, if at all, the software will be affected by Year 2000. Although the effect is so far unquantified, all of our and iQ Germany's software is recent, and therefore we and iQ Germany anticipate that we will have sufficient time to test any new systems that need to be installed. All of our and iQ Germany's financial and business records will be backed up to ensure that no loss of information can occur. We do not anticipate incurring significant costs in this regard.

We have contacted each of our strategic partners, consultants, contractors and significant suppliers and have obtained assurances from some of them that their relevant operating software and systems are Year 2000 compliant or would be by December 31, 1999. We plan to continue to make inquiries of those suppliers and service providers who have not yet provided us with information regarding their Year 2000 compliance status. We anticipate that we will complete our third-party Year 2000 compliance review by mid-summer 1999. We are monitoring the status of all of our significant service providers' and suppliers' Year 2000 compliance efforts to minimize the risk of any material adverse effect on our operations resulting from compliance failures. We have also, in some cases, identified alternative sources of supply or service should our present suppliers or service providers encounter Year 2000 compliance problems.

Foreign Currency Translation Risk

To date, exposure to foreign currency fluctuations has not had a material effect on our operations. We believe our risk of foreign currency translation is limited, as our operations are based in Germany with resulting transactions primarily denominated in United States dollars. We do not currently engage in hedging or other activities to control the risk of foreign currency translation, but may do so in the future, if conditions warrant.

Recent Accounting Pronouncements

Accounting for Derivative Instruments and Hedging Activities.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument (including some types of derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999 and must be applied to instruments issued, acquired, or substantively modified after December 31, 1997. We do not expect the adoption of the accounting pronouncement to have a material effect on our financial position or results of operations.

                        DIRECTORS AND EXECUTIVE OFFICERS

Our directors, executive officers and key employees are as follows:


          Name                   Age                      Position
          ----                   ---                      --------
Peter E. Braun                   35     President and Chief Executive Officer, Director
Dr. Gunther C. Bauer             48     Vice President, Research and Development, Director
Gerhard K. Trenz                 57     Vice President, Finance and Chief Financial Officer
Russell French                   51     Director
Eckehard Endler                  55     Development Engineer
Rolf Kohler                      53     Development Engineer
Freidrich-Wilhelm Schutz         57     Director, Material Management, Electronic Production and Quality Control
Steffen Tschirsch                37     Director of Research and Development
Gregory A. Sasges                38     Secretary
-----------------------------


Directors and Executive Officers

Peter E. Braun has served as a director and as our President and Chief Executive Officer since September 1998. From 1994 to the present, Mr. Braun has also served as Managing Director of iQ Germany. From 1992 to 1994, Mr. Braun worked for Daimler Benz as an in-house consultant to Deutsche Aerospace. Mr. Braun received a Masters of Science degree in Aeronautic Engineering and Space Technology from the Technical University of Berlin in 1992.

Dr. Gunther C. Bauer has served as a director and as our Vice President, Research and Development since September 1998. From 1994 to the present, Dr. Bauer has also served as Vice President, Engineering of iQ Germany. From 1993 to 1994, Dr. Bauer was responsible for creating a Profit Center within the Daimler Benz Group, an German automobile manufacturer, and from 1992 to 1993, he was responsible for business strategy with the TEMIC Group, a wholly-owned subsidiary of Daimler-Benz Aerospace A.G. From 1987 to 1992, Dr. Bauer served in positions with German Aerospace, including Head of Staff of Innovations Field Logic and Director of Corporate Development for Business Aeronautics. Since 1980, Dr. Bauer has been a Lecturer at the University of the Bundeswehr German Forces in Munich, Germany. Dr. Bauer received his Master of Science in
Electronics from the Technical University of Munich and his doctorate in Mechanical Engineering from the University of Dortmund in Dortmund, Germany.

Gerhard K. Trenz has served as our Vice President, Finance and our Chief Financial Officer since September 1998. From 1996 to the present, Mr. Trenz has also served as Vice President, Finance at iQ Germany. From 1988 to 1996, Mr. Trenz headed Semicustom, a business unit of the Siemens Group, as Vice President, Finance and Business Administration of Siemens Semiconductor Division. From 1970 to 1988, Mr. Trenz held various positions in the Siemens Group including Controller of Technology Development for ICs, in-house consultant for the Corporate Strategic Planning Group of Siemens and Vice
President, Finance and Business Administration of Lormont / Bordeaux, a production site of Siemens in France. Mr. Trenz received his Master of Science degree in Telecommunications and Business Administration at the Technical University of Munich.

Russell French has served as a director since 1994. From December 1994 to August 1998, Mr. French served as our President. From 1993 to the present, Mr. French has been a principal of Mayon Management Corp., a company organized to manage, organize and find new business ventures. Mr. French currently serves as a director and President of AlPaka Resources Corp. Mr. French is a past director and President of Pacific Falkon Resources Corp. and a past director of International Precious Metals Corporation.

Gregory A. Sasges has served as our Secretary since December 1, 1998. Mr. Sasges is a partner in a Vancouver law firm through his personal corporation and has practiced law continually for the past 12 years with a preferred area of practice in corporate and securities law. Mr. Sasges also currently serves as the corporate secretary and is a former director of High Desert Mineral Resources, Inc., a mineral resource company. Mr. Sasges is a past director of Alpaka Resources Corp. and a past corporate secretary of GHK Resources Ltd., both of which were mineral resource companies. Mr. Sasges received his Bachelor of Commerce and Bachelor of Laws degrees from the University of British Columbia, Canada, in 1984 and 1985 respectively.

All officers are appointed annually by the board of directors and serve at the pleasure of the board. All directors are elected annually at the annual general meeting of shareholders and serve until the next annual general meeting, or until their successors are elected and qualified.

KEY EMPLOYEES:

Our key employees are:

Eckehard Endler has served as a Development Engineer since 1998. From 1994 to the present, Mr. Endler has also served as manager, Measurement and Laboratories of iQ Germany. From 1978 to 1994, Mr. Endler worked as a Development Engineer for a textile company. He received a degree in Electrical Engineering from The Senior Technical College in Dresden, Germany in 1973.

Rolf Kohler has served as a Development Engineer since 1998. From 1973 to 1997, he served as a Development and Test Engineer at Foron, a white goods producer, in Chemnitz, Germany. Mr. Koehler received a degree in Electronic Device Construction from The Senior Technical College in Midweida / Chemnitz in 1973.

Friedrich-Wilhelm Schutz has served as our Director, Material Management, Electronic Production and Quality Control since 1998. In 1997, Mr. Schutz held the same position in iQ Germany. From 1967 to 1996, Mr. Schutz worked in the field of production and project development at Deutsche Aerospace, Bosch and
Rhode & Schwarz. Mr. Schutz received his Master of Science degree in Telecommunications from the Senior Technical College in Cologne, Germany and in Microelectronics from the Technical University in Aachen, Germany in 1967.

Steffen Tschirch has served as our Director of Research and Development since 1998. From 1994 to the present, Mr. Tschirch held the same position at iQ Germany. From 1989 to 1993, Mr. Tschirch worked as a Scientific Assistant at the Technical University of Chemnitz, Germany. Prior to that period, Mr. Tschirch studied at the Technical University of Chemnitz with a focus on Physics and Electronic Components and received his Master of Science degree in 1989.

                     COMPENSATION OF DIRECTORS AND OFFICERS

The following table sets forth the compensation paid to our directors and officers during the fiscal year ended December 31, 1998. The amounts shown for Gunther C. Bauer, Peter E. Braun and Gerhard K. Trenz reflects salary paid to the officer or director by iQ Germany during the fiscal year ended December 31, 1998. For your convenience, we have converted Deutschmark salary amounts into U.S. dollars using the average noon buying rate in New York City for cable transfers payable in Deutschmarks as certified for customs purposes by the Federal Reserve Bank of New York for the relevant period, as set forth in "Exchange Rate Information."


                                            Summary Compensation Table
                                            (in United States Dollars)
                                Annual Compensation                    Long Term Compensation
                      --------------------------------------------------------------------------------
                                                                         Awards             Payouts
                                                               ---------------------------------------
                                                                                 Restricted
                                                                   Securities    Shares or
                      Fiscal                        Other Annual     under       Restricted    LTIP
 Name and Principal    Year      Salary     Bonus   Compensation  Options/SARs   Share Units  Payouts     All Other
      Position         Ended     (US$)      (US$)      (US$)        Granted (#)     (US$)      (US$)    Compensation
--------------------------------------------------------------------------------------------------------------------
Gunther C. Bauer,      1998     85,809         -       -             -             -           -              -
    Vice President
    Research and
    Development

Peter E. Braun,        1998     87,009         -       -             -             -           -              -
    President and CEO

Russell French,        1998     51,290(1)      -       -             -             -           -              -
    Director

Gerhard K. Trenz,      1998     78,009         -       -             -             -           -              -
    Vice President,
    Finance and CEO

------------------------------

(1) Represents consulting fees paid to Mayon Management Corp., a corporation controlled by Russell French.

We do not have a long-term incentive plan under which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of our securities) was paid or distributed to the executive officers listed above during the most recently completed financial year.

During our most recently completed financial year ended December 31, 1998, we did not have a pension plan for its our directors, officers or employees

Director Compensation

Other than compensation paid to Peter Braun, Gunther Bauer and Russell French, as disclosed above under the sub-heading "Compensation of Directors and Officers," none of our directors have received any cash compensation, directly or indirectly, for their services rendered during our most recently completed financial year. We do not have any non-cash compensation plans for our directors and we do not propose to pay or distribute any non-cash compensation during the current financial year, other than by granting stock options.

Options to Purchase Securities

During our most recently completed financial year ended December 31, 1998, we have granted our directors and officers the stock options described below under "Principal Shareholders." During our most recently completed financial year ended December 31, 1998, none of our directors or officers exercised any stock options. In addition, during our most recently completed financial year ended December 31, 1998, we did not do any SAR or stock option repricings. Since the completion of our fiscal year ended December 31, 1998, we have not granted any stock options.

Employment Agreements

Effective September 1, 1998, Peter E. Braun, Dr. Gunther C. Bauer and Gerhard Trenz have entered into employment agreements with us, providing for annual salaries of US$102,000, US$96,000 and US$84,000, respectively. Mr. Braun's and Dr. Bauer's employment agreements are for a term of five (5) years. Mr. Trenz's employment agreement is for a term of three (3) years. The employment agreements are governed by the laws of Germany.

1998 Stock Option Plan

In December 1998, our board of directors adopted the 1998 Stock Option Plan. The Stock Option Plan will terminate on the earlier of June 30, 2008 or such other date as the board of directors may determine. The Stock Option Plan is administered by the board of directors (or a committee thereof) and provides that options may be granted to our officers, directors, employees and other persons, including consultants, as determined by the Plan Administrator in its sole discretion.

The options issued under the Stock Option Plan are exercisable at a price fixed by the Plan Administrator, in its sole discretion; provided that options granted in substitution for outstanding options of another corporation in connection with a merger, consolidation, acquisition of property or stock or other reorganization involving such corporation and us or any of our subsidiaries may be granted with an exercise price equal to the exercise price for the substituted option of the other corporation, subject to adjustment. Subject exceptions in the Stock Option Plan relating to death, divorce and estate planning techniques, options granted under the Stock Option Plan are non-assignable and non-transferable.

The maximum number of the shares reserved for issuance under the Stock Option Plan including options currently outstanding is 3,000,000 shares. As of April 30, 1999 a total of 2,875,000 options are issued and unexercised.

Indebtedness Of Directors And Senior Officers

None of our directors or senior officers or any of our associates or affiliates, are or have been indebted to us at any time since the beginning of the last completed financial year.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth as of April 30, 1999 information concerning the beneficial ownership of our shares, and as adjusted to reflect the issuance of the minimum shares issuable in this offering (3,000,000) by persons who are known by us to own beneficially more than 10% of shares, by each of the persons named in the table under the caption "Compensation of Directors and Officers" and by all of our directors and executive officers as a group. The calculations in the table are based on an aggregate of 18,479,225 shares outstanding as of April 30, 1999. Unless otherwise noted all addresses of the beneficial owners are Erlenhof Park, Inselkammer Strasse 4, D-82008, Unterhaching, Germany. The percentage listed under the "as adjusted" column is base on an assumed offering of an aggregate of 3,000,000 shares. The symbol "*" indicates that the amount shown is less than 1% of outstanding shares.


                                                                                           As Adjusted
                                                                               -------------------------------------
   Name and Address                           Number of        Percentage of    Number of shares    Percentage of
   of Beneficial Owner                          shares             Class                                Class
  ------------------------------------------------------------------------------------------------------------------
  Gunther Bauer(1).......................     2,954,000           15.6%            2,954,000            13.4%
  Horst Dieter Braun.....................     2,500,000           13.5%            2,500,000            11.6%
  Peter E. Braun(2)......................     2,500,000           13.2%            2,500,000            11.4%
  Karin Wittkewitz.......................     1,900,000           10.3%            1,900,000             8.8%
     Schrenckweg 1,
     85658 Egmating, Germany
  Gerhard Trenz(3).......................        96,297            1.0%               96,297               *
  Russell French(4)......................       636,214            3.4%              636,214             2.9%
    Suite 708-A
    1111 West Hastings Street
    Vancouver, B.C.  V6E 2J3
  All Directors and Officers as a
  Group(5)...............................    10,661,511           54.0%           10,661,511            46.9%
-------------------------------

(1) Includes vested options to purchase 400,000 shares within 60 days of April 30, 1999 and 54,000 shares held by Mr. Bauer's spouse, Christiane Bauer.
(2) Includes vested options to purchase 400,000 shares within 60 days of April 30, 1999.
(3) Includes vested options to purchase 66,667 shares within 60 days of April 30, 1999.
(4) Includes 236,213 shares held by Mayon Management Corp., a corporation controlled by Mr. French, also includes vested options to purchase 400,000 shares within 60 days of April 30, 1999.
(5) Includes vested options to purchase 1,266,667 shares within 60 days of April 30, 1999.

We have been advised that Gunther Bauer, Horst Dieter Braun, Peter E. Braun, Karin Wittkewitz and Gerhard Trenz and all other former shareholders of iQ Germany have entered into a Shareholders Agreement in which they have agreed to act jointly with respect to the voting of our shares held by them.

As of April 30, 1999, the following options to purchase our shares are outstanding.


      Optionee                     Number of Shares            Exercise Price                  Expiration Date
      --------                     ----------------            --------------                  ---------------
Alain Marchand                          50,000                    US$1.00                         12/01/08
Gregory A. Sasges                       50,000                       1.00                         12/01/08
Joachim Schweizer                       50,000                       1.00                         12/01/08
Steffen Tschirch                        50,000                       1.00                         12/01/08
Joanne Gaska                            25,000                       1.00                         12/01/08
Eckehard Endler                         20,000                       1.00                         12/01/08
Friedrich-Wilhelm Schutz                20,000                       1.00                         12/01/08
Rolf Kohler                             10,000                       1.00                         12/01/08
Russell French                         800,000                       1.00                         12/01/08
Peter E. Braun                         800,000                       1.00                         12/01/08
Gunther Bauer                          800,000                       1.00                         12/01/08
Gerhard K. Trenz                       200,000                       1.00                         12/01/08
                                       -------
TOTAL:                               2,875,000


           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In March 1995, iQ Germany entered into an Industrial Property Rights and Know-How Agreement with Horst Dieter Braun and Peter Braun. Under the Industrial Property Rights Agreement, Horst Dieter Braun, a principal shareholder of our company, and Peter Braun, a principal shareholder, director and officer of our company, transferred to iQ Germany all their right, title and interest to patents and other intellectual property rights related to starter batteries technologies, and the German registered national trademark "iQ" in consideration for payment of a one time payment of DM400,000 and royalties equal to 40% of our revenues from license fees and 20% of our gross revenues (excluding license fees) until the Year 2000. In August 1996, iQ Germany entered into a supplemental contract with Messrs. Braun, which supplements the obligations of Messrs. Braun under the Industrial Property Rights Agreement, requires them to undertake all necessary actions to convey the Braun IP Rights and acknowledges a civil dispute in District Court Berlin (Case No. 3 0 40/94) regarding a partnership in which Messrs. Braun were involved. In September 1996, iQ Germany entered into an extension of the Industrial Property Rights Agreement with Messrs. Braun. Under the extension, the one time payment of DM400,000 is allocated DM300,000 to Horst Dieter Braun and DM100,000 to Peter Braun, and iQ Germany's obligations to Messrs. Braun are offset by payments on bank loans made by iQ Germany on behalf of Horst Dieter Braun in the cumulative amount of DM275,000 and on behalf of Peter Braun in the cumulative amount of DM120,000. In December 1996, the Industrial Property Rights Agreement was amended to provide that, until iQ Germany has the ability to pay or until it is liquidated, the one time payment of DM400,000 due under the Industrial Property Rights Agreement, may be delayed. In October 1998, Messrs. Braun waived their right under the Industrial Property Rights Agreement to receive royalties equal to 40% of our revenues from license fees and 20% of our gross revenues (excluding license fees) until the Year 2000.

In December 1998, iQ Germany, Horst Dieter Braun and Peter Braun entered into an Agreement Re Rights and Interests amending and supplementing the payment terms of the Industrial Property Rights Agreement previously entered into among the parties. The Agreement Re Rights and Interests provided that the one time payment of DM400,000 due under the Industrial Property Rights Agreement is payable only out of and only to the extent of the gross profits of iQ Germany. In December 1998, iQ Germany, Horst Dieter Braun and Peter Braun entered into a Trademark Assignment Agreement amending and supplementing the Industrial Property Rights Agreement to restate the assignment of all rights and interest in German Trademark No. 2,061,981 for the "iQ" trademark and design. In December 1998, iQ Germany, Horst Dieter Braun and Peter Braun entered into a Patent Assignment Agreement amending and supplementing the Industrial Property Rights Agreement to restate the assignment of all rights and interest in German Patent No. 41 42 628 and other patents and patent applications related to the iQ technology.

In October 1996, iQ Germany entered into a consulting contract with Dr. Gunther Bauer, a director and officer of our company. The consulting contract is terminable by either party with three month's notice and provides for a base fee of DM6,100 per month plus statutory sales tax and related expenses. This contract has been superseded by an employment agreement and a confidentiality agreement discussed below.

In December 1996, iQ Germany entered into a loan contract with Karin Wittkewitz, a principal shareholder of our company. Under the terms of the loan contract, Ms. Wittkewitz agreed to loan iQ Germany DM60,000 at an annual interest rate of 3% above the bank rate of the German Bundesbank. The loan contract is terminable within six months after the end of any calendar quarter in which written notice is given, but in any event, not earlier than December 31, 1998.

In December 1996, iQ Germany entered into an agreement with Dr. Bauer in which Dr. Bauer agreed not to enforce his claim to the payment of DM95,000 owed to Dr. Bauer under an agreement dated July 15, 1994 with us unless iQ Germany has the ability to redeem the obligation or unless a surplus exists after any liquidation of iQ Germany.

We have  entered  into  employment  and  confidentiality  agreements,  effective
September 1998, with Peter Braun, Dr. Bauer, and Gerhard Trenz, our Vice-President, Finance and Chief Financial Officer. We have also entered into a confidentiality agreement with Russell French, a director of our company. The confidentiality agreements restrict competition with us for a period of five years, and require that our confidential information be kept confidential and that all work product, copyrights, inventions and patents produced during the employment relationship will be our property.

In August 1998, we entered into a consulting agreement with Mayon Management Corp., a corporation controlled by Mr. French. The agreement is for an initial term of three (3) years and provides for a base annual fee of US$72,000 and for the reimbursement of reasonable expenses. The agreement superseded a management agreement between us and Mayon dated January 1997.

In August 1998, we entered into a Share Exchange Agreement with iQ Germany and the shareholders of iQ Germany including Dr. Bauer and Peter E. Braun and Horst Dieter Braun and Ms. Wittkewitz under which we acquired all the issued and outstanding shares in iQ Germany in exchange for 10,000,000 shares at a deemed price of US$0.25 per common share. Under the terms of the Share Exchange Agreement, the former shareholders of iQ Germany, as a group, have been granted a limited right to require us to repurchase all, but not less than all, of the our shares received by such shareholders. This right is exercisable at and after April 10, 1999 if:

     o we have failed to complete an equity offering with gross proceeds of at least US$3 million; and
     o such shareholders have repaid to us the full amount of all funds we have advanced or invested in iQ Germany.

The repurchase right will terminate at the close of this offering.

In August and September of 1998, we entered into Atypical Share Exchange Agreements with each of the holders of atypical shares of iQ Germany, including Mr. Trenz, under the terms of which we issued into escrow an additional 2,800,000 shares against the deposit into escrow of "atypical shares" of iQ Germany held by such holders. The shares and the "atypical shares" will be released from escrow to us and the common shares will be released to the former holders of atypical shares at the close of this offering. In the event the repurchase right described above is exercised, the shares will be released from escrow and returned to us and the atypical shares will be returned to the holders of atypical shares.

In connection with the Share Exchange transaction, our shareholders and the former holders of common stock and atypical share of iQ Germany, including Mr. French, Peter Braun, Dr. Bauer, Horst Dieter Braun, Mr. Trenz and Ms. Wittkewitz, entered into a pooling agreement under the terms of which an aggregate of 16,979,424 shares in our company are held in escrow subject to conditions governing their release.

                          DESCRIPTION OF CAPITAL STOCK


Common Shares

As of April 15, 1999, 18,479,425 of our common shares are issued and outstanding. All of our common shares rank equally as to dividends, voting powers and participation in assets and as to all other benefits which might accrue to holders of the shares. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights, and no provision for redemption, purchase for cancellation, surrender or sinking funds attached to any of our common shares other than the option the former shareholders of iQ Germany have, as a group, to require us to repurchase all, but not less than all, of our shares received by such shareholders. This right is exercisable at and after April 10, 1999 if:

     o we have failed to complete an equity offering with gross proceeds of at least US$3 million; and
     o such shareholders have repaid to us the full amount of all funds we have advanced or invested in iQ Germany.

The repurchase right will terminate at the close of this offering. Provisions as to the modification, amendment or variation of such rights or provisions are contained in the Canadian Business Corporations Act. Each share carries one vote at our shareholder meetings.

Certain Rights of Shareholders

In accordance with the provisions of the Canadian Business Corporation Act, the amendment of rights of holders of a class of our shares, including our common shares, requires the approval of at least two-thirds of the votes cast by the holders of such shares voting at a special meeting of such holders. Under our bylaws, a quorum for a special meeting of the holders of our common shares occurs when at least two persons entitled to vote at such a meeting are present. In circumstances where the rights of our common shares may be amended, however, holders of our common shares have the right under the Canadian Business Corporation Act to dissent from such amendment and require that we pay them the then fair value of the shares.

Exchange Controls and Other Limitations Affecting Holders of Common Shares

Canada has no system of exchange controls. There is no law, government decree or regulation in Canada restricting the export or import of capital or affecting the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements.

The Canadian Business Corporation Act generally requires a majority of the board of directors of a CBCA company to be resident Canadians. Accordingly, this has the effect of limiting the rights of all holders of common shares with respect to the election of directors. Other than this limitation on who may be elected as a director, and the limitations imposed by the Investment Canada Act discussed below, there are no limitations on the right of holders of common shares not resident in Canada to hold or vote the common shares imposed by any governmental laws, decrees or regulations in Canada or by the charter or other constituent document.

Under the Investment Canada Act, an investment by an individual, a government or a government agency or an entity that is not a "Canadian" (as defined in the Investment Canada Act) may be subject to a requirement to notify the Director of Investments of the investment at any time prior to, or within thirty days after, the investment. The investment may also be subject to review by the Minister responsible for the administration of the Investment Canada Act. Except as set forth below, an investment in common shares by a non-Canadian would be reviewable under the Investment Canada Act if:

     o such investment constitutes an acquisition of direct control of us where the value of our assets is at least $5 million; or

     o an acquisition of indirect control of us where the value of the our assets is at least $50 million; or

     o the investment is related to Canada's cultural heritage or national identity.

All investments subject to review may not be implemented unless the Minister is satisfied that the investment is likely to be of net benefit to Canada.

Generally, however, an investment made by a "WTO Investor" (as defined in the Investment Canada Act and which includes American or American controlled entities) in common shares is reviewable under the Investment Canada Act only if such investment constitutes an acquisition of direct control of us and the value of our assets is at least $179 million (in 1998). An indirect acquisition of control by a WTO Investor (including an American) is generally no longer subject to review. The lower thresholds of $5 million for direct acquisitions and $50 million for indirect acquisitions are still applicable for WTO Investors investing in uranium production, financial services, cultural services and transportation services.

The Investment Canada Act states that a non-Canadian shall acquire control or shall be deemed to acquire control if such person or entity acquires a majority of the voting shares. An acquisition of less than a majority but more than one-third of the voting shares will be presumed to be an acquisition of control unless it can be established that, upon acquisition, we are not controlled in fact by the acquiror through the ownership of voting shares.

The notification requirements which would be applicable in the event of a proposed acquisition of control not otherwise subject to review require the potential investor to supply information concerning the proposed investment prior to, or within thirty days following, the consummation of the acquisition. However, the Federal Cabinet retains the right to review any such proposed investment that is related to cultural heritage or national identity if, within a specific period, the Federal Cabinet considers it in the public interest on the recommendations of the Minister to issue an order for the review of the investment.

In some limited circumstances, transactions in relation to voting shares would be exempt from the Investment Canada Act, including:

     o an acquisition of voting shares if the acquisition were made in connection with the person's business as a trader or dealer in securities;

     o an acquisition of control of us in connection with the realization of a security interest granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

     o an acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control of us, through the ownership of voting interests, remains unchanged.

Pooling and Escrow Agreements

An aggregate of 13,514,844 of our common shares are held in escrow under the terms of a pooling agreement dated August 25, 1998 between us, Montreal Trust Company of Canada and 29 of our shareholders. These shareholders consist of the founders of our company and the former holders of atypical shares in iQ Germany. Under the terms of the August pooling agreement, 3,378,711 shares will be released from escrow on April 1, 2000 and an additional 25% of the shares will be released from escrow every three months thereafter until all shares are released. Any shareholder who holds less than or equal to 50,000 shares at a release date shall have all such shares released at such release date.

2,800,000 shares subject to the August pooling agreement have been issued into escrow against the deposit into escrow of all the outstanding "atypical shares" of iQ Germany. The common shares will be released from escrow to the former holders of the atypical shares and the atypical shares will be released from escrow to us, at the close of this offering. Upon release from escrow the shares issued to the former holders of the atypical shares will be subject to the August pooling agreement under the terms of an amendment to the August pooling agreement dated August 25, 1998.

An aggregate of 3,464,580 of our common shares are held in escrow under the terms of a pooling agreement dated December 1, 1998 between us, Montreal Trust Company of Canada and 22 of our shareholders. These shareholders consist of investors who acquired common shares and special warrants subsequent to the issuance of shares to the founders of our company. Under the terms of the December pooling agreement, 3,378,711 shares will be released from escrow on September 1, 1999 and an additional 25% of the shares will be released from escrow every three months thereafter until all shares are released. Any shareholder who holds less than or equal to 25,000 shares at a release date shall have all such shares released at such release date.

Transfer Agent and Registrar

Montreal Trust Company of Canada, Vancouver, British Columbia, acts as registrar and transfer agent for our common shares.

                                 DIVIDEND POLICY

To date, we have not paid any dividends to holders of our shares. The payment of dividends, if any, to holders of the shares is within the discretion of the board of directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We do not intend to declare any cash dividends to the holders of the shares in the foreseeable future, but instead intend to retain all future earnings, if any, for further research and development, business expansion and working capital.

                           Certain Tax Considerations

In this section we summarize some of the tax considerations relevant to a purchase of shares in this offering by individuals and corporations which:

     o for purposes of the United States Internal Revenue Code, the Income Tax Act (Canada) and the Canada-United States Tax Convention, are resident in the United States and not in Canada,
     o hold shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act
     o    deal at arm's length with us; and
     o do not use or hold the shares in carrying on a business through a permanent establishment or in connection with a fixed base in Canada and, in the case of individual holders, are also U.S. citizens.

We will refer to persons who satisfy the above conditions as "Unconnected U.S. Shareholders."

We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences of a purchase of shares by persons who are not Unconnected U.S. Shareholders may differ substantially from the tax consequences discussed in this section. The Income Tax Act contains rules relating to securities held by some financial institutions. We do not discuss these rules and holders that are financial institutions should consult their own tax advisors.

This discussion is based upon the current provisions of:

          o    the Income Tax Act and regulations under the Income Tax Act;
          o the Internal Revenue Code and regulations under the Internal Revenue Code;
          o    the Canada-United States Income Tax Convention;
          o our understanding of the current administrative policies and practices published by Revenue Canada;
          o all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus;
          o the administrative policies published by the U.S. Internal Revenue Service; and
          o    judicial decisions,
all of which are subject to change either prospectively or retroactively. We do not discuss the potential effects of any recently proposed legislation in the United States and do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the United States or foreign jurisdictions.

We intend this discussion to be a general description of the U.S. federal and Canadian federal income tax considerations material to a purchase of shares. We do not intend it to be legal or tax advice to any prospective Unconnected U.S. Shareholder and you should not consider it to be legal or tax advice. We do not give any opinion or make any representation with respect to the income tax consequences to you. We also have not taken into account your particular circumstances and do not address consequences peculiar to you if you are subject to special provisions of U.S. or Canadian income tax law. Therefore, you should consult your own tax advisor regarding the tax consequences of purchasing shares in this offering.

United States Federal Income Tax Considerations

As an Unconnected U.S. Shareholder, you generally will include in income dividends paid by us to the extent of our current or accumulated earnings and profits. You must include in income an amount equal to the U.S. dollar value of such dividends on the date of receipt (based on the exchange rate on such date), without reduction for the Canadian withholding tax. You will generally be entitled to a foreign tax credit, or deduction for U.S. federal income tax purposes, in an amount equal to the Canadian tax withheld. To the extent dividend distributions paid by us exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to the your adjusted tax basis in the shares, and then as a gain from the sale or exchange of the shares.

Dividends paid by us generally will constitute "passive income" for purposes of the foreign tax credit, which could reduce the amount of foreign tax credit available to you. The Internal Revenue Code applies various limitations on the amount of foreign tax credit that may be available to a U.S. taxpayer. Because of the complexity of those limitations, you should consult your own tax advisor with respect to the potential consequences of those limitations.

Dividends paid by us on the shares will not generally be eligible for the "dividends received" deductions. An Unconnected U.S. Shareholder which is a corporation may, under some circumstances, be entitled to a 70% deduction of the U.S. source portion of dividends received from us if such Unconnected U.S. Shareholder owns shares representing at least 10% of our voting power and value.

If you sell the shares, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized on the sale and your adjusted tax basis in the shares. Any gain or loss you recognize upon the sale of shares held as capital assets will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year.

Under current U.S. tax regulations, dividends paid by us on the shares generally will not be subject to U.S. information reporting or backup withholding tax unless they are paid in the United States through a U.S. or U.S-related paying agent (including a broker). If you furnish the paying agent with a duly completed and signed Form W-9 such dividends will not be subject to the backup withholding tax. You will be allowed a refund or a credit equal to any amounts withheld under the U.S. backup withholding tax rules against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Personal Holding Companies

We could be classified as a personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied:

          o if at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our stock; and
          o we receive 60% or more of our U.S. related gross income from specified passive sources, such as royalty payments.

A personal holding company is taxed on a portion of its undistributed U.S. source income (including specific types of foreign source income which are connected with the conduct of a U.S. trade or business) to the extent such income is not distributed to shareholders. We can not assure you that we will not qualify as a personal holding company in the future.

Foreign Personal Holding Companies

We could be classified as a foreign personal holding company if in any taxable year both of the following tests are satisfied:

          o five or fewer individuals who are United States citizens or residents own or are deemed to own more than 50% of the total voting power of all classes of our stock entitled to vote or the total value of our stock; and
          o at least 60% (50% in some cases) of our gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interest, gains from the sale or exchange of stock or securities, rent and royalties.

We do not believe that we satisfy either the ownership test or the income test set forth above. If we are classified as a foreign personal holding company and if you held shares on the last day of our taxable year, you must include in your gross income as a dividend your pro rata portion of our undistributed foreign personal holding company income. If you dispose of your shares prior to such date, you would not be subject to tax under these rules. We can not assure you that we will not qualify as a foreign personal holding company the future.

Passive Foreign Investment Companies

The rules governing "passive foreign investment companies" can have significant tax effects on Unconnected U.S. Shareholders. We could be classified as a passive foreign investment company if, for any taxable year, either:

          o 75% or more of our gross income is "passive income," which includes interest, dividends and some types of rents and royalties, or
          o the average percentage, by fair market value (or, in some cases, by adjusted tax basis) of our assets that produce or are held for the production of "passive income" is 50% or more.

Distributions which constitute "excess distributions," as defined in Section 1291 of the Code, from a passive foreign investment company and dispositions of stock of a passive foreign investment company are subject to the highest rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned. However, if an Unconnected U.S. Shareholder makes a timely election to treat us as a qualified electing fund under section 1293, the above-described rules generally will not apply. Instead, the Unconnected U.S. Shareholder would include annually in his gross income his pro rata share of our ordinary earnings and net capital gain, regardless of whether such income or gain was actually distributed. Tax on this income, however, may be deferred.

In addition, subject to specific limitations, Unconnected U.S. Shareholders owning (actually or constructively) marketable stock in a passive foreign investment company may make an election under section 1296 to mark that stock to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark to market election (and actual gains and losses realized upon disposition, subject to specific limitations) will be treated as ordinary gains or losses. In addition, special rules apply if we qualify as both a passive foreign investment company and a "controlled foreign corporation" (as defined below) and an Unconnected U.S. Shareholder owns, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.

We believe that we may qualify as a passive foreign investment company for the current fiscal year and may qualify as a passive foreign investment company in future years. We can not assure you regarding our current or future passive foreign investment company status or that we will be able to satisfy record keeping requirements that are imposed on qualified electing funds. You should consult a tax advisor with respect to how the passive foreign investment company rules affect your tax situation, including the manner and advisability of making an election to treat us a qualified electing fund or of making a mark to market election.

Controlled Foreign Corporation

If more than 50% of the voting power of all classes of our stock or the total value of our stock is owned, directly or indirectly, by citizens of the United States, U.S. domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of which owns 10% or more of the total combined voting power of all classes of our stock, we could be treated as a "controlled foreign corporation" under Subpart F of the Internal Revenue Code. This classification would effect many complex results, including such shareholders to include in income their pro rata shares of our "Subpart F Income" (as specifically defined by the Internal Revenue Code). In addition, under Section 1248 of the Internal Revenue Code, gain from the sale or exchange of stock by an Unconnected U.S. Shareholder who is or was a 10% or greater shareholder at any time during the five-year period ending with the sale or exchange will be ordinary dividend income to the extent of our earnings and profits attributable to the stock sold or exchanged.

We do not believe that we are a controlled foreign corporation and we do not anticipate that we will become a controlled foreign corporation as a result of the offering. However, we can not assure you that we will not qualify as a controlled foreign corporation in the future.

Certain Canadian Federal Income Tax Considerations

In this section, we summarize some of the Canadian income tax considerations relevant to your purchase of shares.

If you purchase the shares you will be deemed to have received a dividend to the extent that the amount paid by you exceeds the paid-up capital, as defined in the Tax Act, of the shares acquired. Furthermore, you will be deemed to have disposed of the shares for proceeds of disposition equal to the amount paid less the amount deemed to have been received as a dividend. Capital gains realized on the deemed disposition will have the income tax consequences described below. The portion of the proceeds of disposition that are deemed to be a dividend will be subject to a Canadian withholding tax on dividends, as described above.

Under the Tax Act, you will be generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition the shares under the Canada-United States Income Tax Convention (1980) unless:

     o the shares formed part of the business property of a permanent establishment in Canada that the holder had within the twelve-month period preceding the disposition; or

     o    if an individual, the holder

          - was resident in Canada for 120 months during any 20 consecutive year period preceding the disposition;
          - was resident in Canada at any time during the 10 years immediately preceding the disposition; and
          - owned the shares when the holder ceased to be a resident of Canada.

Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Canada-United States Income Tax Convention, the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting stock, the rate of withholding tax on dividends is reduced to 5%.

Canada does not currently impose any estate taxes or succession duties, however, if you die, there is a deemed disposition of the shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before the death. Capital gains realized on the deemed disposition, if any, will have the income tax consequences described above.

                       SECURITIES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common shares in the United States. Upon the completion of this offering, assuming the maximum amount of shares offered in the offering (5,500,000) are issued, there will be 23,979,425 of our common shares outstanding, excluding 2,875,000 shares issuable upon exercise of presently outstanding options. Of these shares, the 5,500,000 shares being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares issued to persons who, as a result of positions with us (such as directors and officers) or stock ownership, are or were "affiliates." Any person who is deemed to be an affiliate may not resell in the United States our shares held by such person in the absence of registration under the Securities Act unless an exemption from registration is available, such as Rule 144 discussed below.

A total of 3,709,684 common shares were issued and sold by us in reliance on an exemption from registration under the Securities Act provided by Rule 504 under the Securities Act. Such shares are unrestricted and freely tradable in the United States.

Our affiliates holding 9,290,844 common shares, 7,790,843 shares of which are subject to the August pooling agreement described below, are entitled to sell in the United States within any three-month period, that number of shares that does not exceed the greater of:

          o one percent of the number of common shares then outstanding (approximately 234,794 shares immediately after this offering); or
          o the average weekly trading volume of the common shares during the four calendar weeks preceding such sale.

A total of 14,769,741 common shares were issued by us in reliance upon Regulation S under the Securities Act to persons whom we believe were outside the United States at the time of sale and who are not our affiliates. Shares sold outside the United States in reliance upon Regulation S may be resold in the United States by persons other than our affiliates without registration under the Securities Act, subject to fulfillment of resale conditions imposed by Rule 144 under the Securities Act described below.

Under Regulation S, any shares held by persons other than us, any underwriter, dealer or other person who participates, under the terms of a contractual arrangement, in the distribution of the shares sold in reliance thereon, any of their respective affiliates (other than directors or officers who are affiliates solely by virtue of holding such position) or any person acting on behalf of any of the foregoing, may resell the shares in an "offshore transaction," as defined in Regulation S, provided that the sale is not prearranged with a buyer in the United States and no directed selling efforts (as such term is defined in Regulation S) are made in the United States by the seller, any affiliate or any person acting on their behalf. Officers and directors who are affiliates solely by virtue of holding such position may also resell shares on the same basis, provided that no selling commission, fee or other remuneration is paid in connection with such offers and sales other than usual and customary brokers commissions. All other of our affiliates and such persons would be required to comply with Regulation S restrictions applied to primary offerings by issuers which, in addition to the offshore transaction and no directed selling efforts requirements, may include other offering restrictions.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

          o one percent of the number of common shares then outstanding (approximately 234,794 shares immediately after this offering); or

          o the average weekly trading volume of the shares during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale.

Sales under Rule 144 are generally subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

29 of our shareholders, including the former holders of common stock and atypical shares of iQ Germany, have agreed to place their shares into escrow subject to the terms of the August pooling agreement. An aggregate of 13,514,844 shares are held in escrow under the terms of the August pooling agreement. Under the terms of the August pooling agreement, 3,378,711 shares will be released from escrow on April 1, 2000 and an additional 25% of the shares will be released from escrow every three months thereafter until all shares are released, and any shareholder who holds less than or equal to 50,000 shares at a release date shall have all such shares released at such release date.

In addition to the August pooling agreement, 3,464,580 of our common shares are held in escrow under the terms of the December pooling agreement. Under the terms of the December pooling agreement, 866,145 shares will be released from escrow on the earlier of September 1, 1999 or the date this offering closes and an additional 25% of the shares will be released from escrow every three months thereafter until all shares are released. Any shareholder who holds less than or equal to 25,000 shares at a release date shall have all such shares released at such release date.

Assuming the minimum amount of shares are sold in the offering, we intend to take steps to permit the development of a market in our common shares on the Nasdaq OTC Bulletin Board, an electronic bulletin board market maintained by the National Association of Securities Dealers. We cannot assure you, however, that an active trading market for the common shares will ever develop.

                              AVAILABLE INFORMATION

We do not report under the Exchange Act. We have filed with the SEC a registration statement on Form SB-1 covering the shares. We have not included in this prospectus additional information contained in the registration statement and you should refer to the registration statement and its exhibits for further information. For a fee, you may get a copy of the registration statement from the public reference section of the SEC at: Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549; and at the SEC's Regional Office located at: 1400 Citicorp Center, 500 West Madison Street, Chicago, IL 60661. In addition, the SEC maintains a web site on the Internet at the address http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC.

After completion of this offering, we will be exempt from the rules under the Exchange Act that require us to furnish proxy statements to our shareholders, and our officers, directors and principal shareholders will be exempt from the reporting and short swing profit recovery provisions of Section 16 under the Exchange Act. However, we will be subject to the reporting requirements of the Exchange Act that are applicable to foreign private issuers. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as United States companies who are subject to the Exchange Act. We intend, however, to continue to furnish our shareholders with annual reports containing consolidated financial statements audited by independent accountants and with quarterly reports containing unaudited summary financial information for each of the first three fiscal quarters of each fiscal year, as well as any other reports as our board of directors may authorize or that are required by law.

                                  LEGAL MATTERS

The legality of the shares offered by this prospectus will be passed upon for us by Werbes Sasges & Company, our Canadian Counsel. Matters of United States law that arise connection with this offering will be passed upon for us Dorsey & Whitney LLP, Seattle, Washington our special United States counsel Dorsey & Whitney LLP will rely on the opinions of Werbes Sasges & Company as to matters of Canadian law.

                      INTRODUCTION TO FINANCIAL STATEMENTS

The financial statements included in this prospectus are those of our company. These financial statements are set forth on the pages that follow.

                            iQ POWER TECHNOLOGY INC.
                          INDEX TO FINANCIAL STATEMENTS


                                                                                                              Page
iQ Power Technology Inc...........................................................................................1
   Auditors'Report................................................................................................2
   Balance Sheets.................................................................................................3
   Statements of Loss and Deficit.................................................................................4
   Statements of Cash Flow........................................................................................5
   Notes to the Financial Statements..............................................................................6

IQ BATTERY Research & Development GmbH...........................................................................11
   Independent Auditors'Report...................................................................................11
   Balance Sheet.................................................................................................12
   Statement of Operations.......................................................................................13
   Statement of Cash Flows.......................................................................................14
   Notes to the Financial Statements.............................................................................15

Selected Unaudited Pro forma Consolidated Financial Information..................................................23
   Unaudited Pro Forma Consolidated Balance Sheet................................................................24
   Unaudited Pro Forma Statement of Loss for the nine months ended September 30, 1998............................25
   Unaudited Pro Forma Statement of Loss for the twelve months ended December 31, 1997...........................26
   Notes to the Unaudited Pro Forma Consolidated Financial Information...........................................27



AUDITORS' REPORT

To the Directors of
IQ Power Technology Inc.
(a development stage company)



We have audited the balance sheets of IQ Power Technology Inc. (a development stage company) as at December 31, 1997 and 1996 and the statements of loss and deficit and cash flow for the year ended December 31, 1997, the seven month period ended December 31, 1996 and cumulative from date of inception to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1996 and the results of its operations and cash flows for the year ended December 31, 1997, the seven month period ended December 31, 1996 and cumulative from date of inception to December 31, 1997 in accordance with accounting principles generally accepted in Canada applied on a consistent basis.



/s/ Deloitte & Touche LLP
Chartered Accountants
Vancouver, British Columbia
October 15, 1998



COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA
-- U.S. REPORTING CONFLICT

To the Directors of
IQ Power Technology Inc.


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the auditor concludes that there is substantial doubt about the entities' ability to continue as a going concern such as described in Note 2 of the financial statements. Our report to the shareholders dated October 15, 1998 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such an uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.


/s/ Deloitte & Touche LLP
Chartered Accountants
Vancouver, British Columbia
October 15, 1998

IQ POWER TECHNOLOGY INC.
(a development stage company)
Balance Sheets
(Expressed in U.S. Dollars)

--------------------------------------------------------------------------------

                                                                September 30                 December 31
                                                                    1998               1997                1996
                                                              -----------------  -----------------  -----------------
                                                                 (Unaudited)
ASSETS
CURRENT
Cash                                                             $   340,393       $   43,525          $        -
Accounts receivable                                                    7,614            3,060                   -
Prepaids and deposits                                                      -            4,600                   -
Advances to iQ Germany (Note 4)                                      657,838          368,076             147,977
----------------------------------------------------------------------------------------------------------------------
                                                                 $ 1,005,845       $  419,261          $  147,977
Investment (Note 6)                                                2,500,000                -                   -
----------------------------------------------------------------------------------------------------------------------
                                                                 $ 3,505,845       $  419,621          $  147,977
----------------------------------------------------------------------------------------------------------------------

LIABILITIES

CURRENT
Accounts payable                                                 $   177,596       $   56,841          $        -
Accrued liabilities                                                    5,000           15,725                   -
Due to shareholder  (Note 5)                                               -                -               5,877
Share subscription   (Note 11(e))                                    475,000                -             152,603
----------------------------------------------------------------------------------------------------------------------
                                                                     657,596           72,566             158,480
----------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (DEFICIT)

Capital stock (Note 6)                                             3,210,806          492,435                   1
Share subscriptions                                                   24,611                -                   -
Accumulated deficit, during development stage                       (387,168)        (145,740)            (10,504)
----------------------------------------------------------------------------------------------------------------------
                                                                   2,848,249          346,695             (10,504)
----------------------------------------------------------------------------------------------------------------------
                                                                 $ 3,505,845       $  419,261          $  147,976
----------------------------------------------------------------------------------------------------------------------

CONTINUANCE OF OPERATIONS (Note 2)

IQ POWER TECHNOLOGY INC.
(a development stage company)
Statements of Loss and Deficit
(Expressed in U.S. Dollars)

--------------------------------------------------------------------------------


                            Cumulative                                    Cumulative     Twelve months
                           from date of    Nine months    Nine months    from date of    Twelve months    Seven months
                           inception to       ended          ended       inception to    period ended     period ended
                           September 30   September 30    September 30    December 31     December 31     December 31
                          --------------- -------------- --------------- -------------- ---------------- ---------------
                               1998           1998            1997           1997            1997             1996
                          --------------- -------------- --------------- -------------- ---------------- ---------------
                           (Unaudited)     (Unaudited)    (Unaudited)

Expenses
    Automobile              $  1,180        $    1,180     $        -      $       -      $         -      $       -
     Advertising and           6,424             6,424              -              -                -              -
      promotion
    Loss on foreign           32,394                 -              -         32,394           32,394              -
      exchange
    Management fees           99,988            56,790         32,641         43,198           43,198              -
    Office                    31,194            30,983             29            211              211              -
    Professional fees        120,623            94,357          1,085         26,266           21,640          4,626
    Technical reports          5,878                 -              -          5,878                -          5,878
    Travel                    89,487            51,694         23,268         37,793           37,793              -
------------------------------------------------------------------------------------------------------------------------
                             387,168           241,428         57,023        145,740          135,236         10,504
------------------------------------------------------------------------------------------------------------------------

Net loss                    (387,168)         (241,428)       (57,023)      (145,740)        (135,236)       (10,504)

Accumulated deficit                           (145,740)       (10,504)                        (10,504)
   during development
   stage, beginning of
   period
------------------------------------------------------------------------------------------------------------------------
Accumulated deficit        $(387,168)       $ (387,168)    $  (67,527)     $(145,740)     $  (145,740)     $ (10,504)
   during development
   stage, end of period
------------------------------------------------------------------------------------------------------------------------
Basic and diluted loss                      $    (0.05)           N/A                     $     (0.14)           N/A
   per share
------------------------------------------------------------------------------------------------------------------------
Weighted average number                      4,546,845            N/A                         950,294            N/A
   of shares outstanding
------------------------------------------------------------------------------------------------------------------------


IQ POWER TECHNOLOGY INC.
(a development stage company)
Statements of Cash Flow
(Expressed in U.S. Dollars)

                                Cumulative                                       Cumulative
                               from date of     Nine months      Nine months     from date of   Twelve months   Seven months
                               inception to        ended           ended         inception to       ended          ended
                               September 30     September 30     September 30    December 31      December 31    December 31
                                   1998            1998             1997          1997              1997           1996
                              --------------- ---------------- ------------------------------- ------------------------------
                               (Unaudited)      (Unaudited)      (Unaudited)
OPERATING ACTIVITIES
  Net loss                     $ (387,168)     $ (241,428)       $ (57,023)    $ (145,740)      $ (135,236)     $ (10,504)
  Items not  affecting cash
    Increase in accounts
      receivable                   (7,614)         (4,554)          (1,562)        (3,060)          (3,060)             -
    (Decrease) increase in
      prepaid and deposits              -           4,600                -         (4,600)          (4,600)             -
    Decrease in GST payable             -               -             (759)
    Increase in accounts
      payable                     177,596         120,755           34,925         56,841           56,841              -
    Increase in advances
      payable                           -               -            7,879
    (Decrease) increase in
      accrued liabilities           5,000         (10,725)               -         15,725           15,725              -
-----------------------------------------------------------------------------------------------------------------------------
                                 (212,186)       (131,352)         (16,540)       (80,834)         (70,330)       (10,504)
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITY
  Increase in advances to
    iQ Germany                   (657,838)       (289,762)         (78,685)      (368,076)        (220,099)      (147,977)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  (Decrease) increase in
    due to shareholder                  -               -           (5,877)             -           (5,877)         5,877
  Increase in
    share subscriptions           177,214          24,611          142,505        152,603                -        152,603
    (equity)
  Increase in
    share subscriptions           475,000         475,000                -              -                -              -
    (liability)
  Issuance of common
    shares                        558,203         218,371                -        339,832          339,831              1
-----------------------------------------------------------------------------------------------------------------------------
                                1,210,417         717,982          136,628        492,435          333,954        158,481
-----------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE
  IN CASH AND CASH
  EQUIVALENTS                     340,393         296,868           41,403         43,525           43,525              -

CASH AND CASH
  EQUIVALENTS, BEGINNING
     OF PERIOD                          -          43,525                -              -                -              -
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH
  EQUIVALENTS, END
  OF PERIOD                     $ 340,393      $  340,393        $  41,403     $   43,525       $   43,525      $       -
-----------------------------------------------------------------------------------------------------------------------------
See Note 6 for non-cash investing and financing activity


IQ POWER TECHNOLOGY INC.
Notes to the Financial Statements
(Expressed in U.S. Dollars)
(Information as at September 30, 1998 and for the nine months ended
 September 30, 1998 and 1997 is unaudited)
--------------------------------------------------------------------------------


1.   NATURE OF BUSINESS

     iQ Power Technology Inc. (the "Company") was incorporated under the Canada Business Corporations Act on December 20, 1994. The Company commenced operations on June 21, 1996. The Company's current business strategy is to acquire 100% interest in iQ Battery Research & Development GmbH (iQ Germany) which is legally domiciled in Floha, Germany. The Company's strategic objectives include the commercial exploitation of a new generation of computer optimized vehicle batteries researched and developed by iQ Germany.


2.   CONTINUANCE OF OPERATIONS

     These financial statements have been prepared on a going concern basis. The company's ability to continue as a going concern is dependent upon the ability of the Company to attain future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company plans to raise a maximum of $4,690,000 to a minimum of $2,440,000, net of commissions and costs of issue, through the issuance of 5,500,000 or 3,000,000 shares of common stock pursuant to a Registration Statement on Form SB-1. The Company intends to use the proceeds to fund research and development of iQ Germany, expansion of the Company's marketing and sales activities and general working capital.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with generally accepted accounting principles in Canada, which for these financial statements conform with those in the United States except as outlined in
     Note 10.

     (a)  Foreign currency translation

          The Company's current activities result in transactions denominated in both US and Canadian dollars. Management considered the following in the process to determine the Company's functional currency

          i) All equity financings to this date have been denominated in US funds. The Company's proposed financing as disclosed in Note 11(g) is also denominated in US funds.

          ii) In excess of 50% of the Company's operating expenditures are paid or denominated in US funds.

          iii)90% of the total assets throughout 1997 and 1998 were denominated in US funds. Further, the Company maintains its cash in US dollars, only converting to Canadian dollars to the extent necessary to pay Canadian denominated liabilities.

          Management considers that subsequent to the completion of the business combination with iQ Germany that the majority of transactions of the combined enterprise will be denominated in US dollars and German Deutsche marks. Based on these factors the Company has determined that the United States dollar is the appropriate functional currency for measurement and reporting purposes.

          Assets and liabilities denominated in Canadian dollars are translated at the rate of exchange in effect at the balance sheet date. Transaction gains and losses relating to conversion of period and balances denominated in Canadian dollars and revenue and expenses denominated in Canadian dollars are included within operating results.

IQ POWER TECHNOLOGY INC.
Notes to the Financial Statements
(Expressed in U.S. Dollars)
(Information as at September 30, 1998 and for the nine months ended
 September 30, 1998 and 1997 is unaudited)
--------------------------------------------------------------------------------


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (a)  Foreign currency translation (continued)

          The exchange rates between the Canadian and US dollars were:

                             Balance Sheet Date     Average
                             ------------------     -------

September 30, 1998............    1.5213            1.4502 - moving average
December 31, 1997.............    1.4305            1.3844
December 31, 1996.............    1.3706            1.3636
Bank of Canada

     (b)  Estimates and assumptions

          The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Investments

          Investments in iQ Research & Development GmbH are carried at cost, less any impairment which is deemed to be other than temporary. On a quarterly basis, the Company reviews its investment for any impairment. In the period since the investment was acquired there has been no indication of a permanent impairment.

     (d)  Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand, deposits in banks, deposits in trust, and highly liquid investments with an original maturity of three months or less.

     (e)  Unaudited interim financial statements

          The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. While these financial statements reflect all fair presentation of the results for the interim period, they may not include the footnotes required by generally accepted accounting principles for complete financial statements.


4.   PROMISSORY NOTES RECEIVABLE

     Of the total advances of $657,838, the amount of DM 100,000 ($59,680) is supported by promissory notes. Promissory notes receivable are unsecured, do not bear interest and are payable on demand. The remainder of the advances are not evidenced by any formal documentation and as such are subject to unspecified terms and conditions. The advances are intended to provide interim financing until all conditions of the business combination are satisfied. (Note 11(d))


5.   DUE TO SHAREHOLDER

     The amounts due to shareholder are unsecured, non-interest bearing and have no specific terms of repayment.

IQ POWER TECHNOLOGY INC.
Notes to the Financial Statements
(Expressed in U.S. Dollars)
(Information as at September 30, 1998 and for the nine months ended
 September 30, 1998 and 1997 is unaudited)
--------------------------------------------------------------------------------


6.   SHARE CAPITAL

     Authorized: an unlimited number of common shares


                              September 30                  December 31
                      ------------------------------ ----------------------------------------------------------
                           1998                          1997                        1996
                      ------------------------------ --------------------------- ------------------------------
                        Number of                      Number of                   Number of
                      Common shares      Amount      Common shares    Amount     Common shares      Amount
                      ------------------------------ -------------- ------------ -------------- ---------------
Balance, beginning
   of period             1,969,741    $   492,435               1    $       1          1        $     1
Private placement,
   issued for cash         873,484        218,371       1,969,740      492,435          -              -
Shares contingently
   issued               10,000,000      2,500,000               -            -          -              -
---------------------------------------------------------------------------------------------------------------
                        12,843,225    $ 3,210,806       1,969,741    $ 492,435          1        $     1
---------------------------------------------------------------------------------------------------------------



     The Company has issued shares for cash (September 30, 1998: 873,484 shares and December 31, 1997: 1,969,740 shares) pursuant to private placements at $0.25 per share.

     During the period ended September 30, 1998, the Company issued shares pursuant to a share exchange agreement dated August 25, 1998 with iQ Germany whereby the shareholders of iQ Germany sold and transferred their iQ Germany shares to the Company for, in the aggregate, 10,000,000 common shares of the Company for deemed proceeds of $2,500,000. The shareholders of iQ Germany have the option to cancel the share exchange agreement if after the four month anniversary of the initial filing by IQ Canada of a registration statement on Form SB-1 with the United States Securities and Exchange Commission (a) IQ Canada has failed to complete an equity offering with gross proceeds of at least $3,000,000 and (b) the shareholders of iQ Germany have repaid to IQ Canada the full amount of all funds advanced to iQ Germany (see Note 11(d)). The option shall terminate and shall not be exercisable as of such date that IQ Canada shall complete an equity financing with gross proceeds of not less than $3,000,000;

     The Company has also entered into share exchange agreements in September 1998 under which 2,800,000 common shares of the Company were issued to the holders of the atypical Shares of iQ Germany. Atypical Shares means certain shares of iQ Germany which are not part of the ordinary capital of iQ Germany and were issued pursuant to agreements between iQ Germany and the holders of those shares under German tax incentives. The Company's common shares and atypical shares will be held in escrow until completion of the offering. The share exchange will not be completed if the option referred to above is exercised.

     The business combination at the expiration of the put option will be accounted for as a reverse takeover as iQ Germany is determined to be the acquirer. Due to the put rights and the reverse takeover accounting the investment has been recorded at the deemed proceeds of $2,500,000.

IQ POWER TECHNOLOGY INC.
Notes to the Financial Statements
(Expressed in U.S. Dollars)
(Information as at September 30, 1998 and for the nine months ended
 September 30, 1998 and 1997 is unaudited)
--------------------------------------------------------------------------------


7.   FINANCIAL INSTRUMENTS

     The Company's  financial  instruments  include cash,  accounts  receivable, prepaids and deposits, travel advances, accounts payable and accrued liabilities, due to shareholder and share subscriptions, the fair value of such financial instruments approximates carrying values due to the short-term to maturity of the financial instruments and similarity to market rates. The Company is exposed to currency risk in respect of financial instruments. Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. The Company does not attempt to hedge currency risk.

     The fair value of the advances to iQ Germany is $609,109, based on a discount factor of 8% and an anticipated term of 1 year.


8.   RELATED PARTY TRANSACTIONS

     Related party transactions and balances not disclosed elsewhere in the financial statements include:

     (a) management fees of September 30, 1998 of $20,801 (September 30, 1997 - $21,802; December 31, 1997 - $43,198 - 1996 - $Nil) paid to a company with a common director;

     (b) a lawyer was appointed secretary of the Company effective December 1, 1998. The law firm of which this officer is a partner provided legal services to the Company for fees of $16,445 during the year ended December 31, 1997 and $44,404 during the nine months ended September 30, 1998;

     (c) accounts payable and accrued liabilities include at September 30, 1998 of $56,947 (1996 - $Nil) due to a company with a common director; and

     (d) issuance of 236,213 common shares at a price of $0.25 per share for proceeds of $59,053 to a company with a common director.


9.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Company may experience the effects of the Year 2000 issue before, on, or after January 1, 2000, and the impact on operations and financial reporting, if not addressed, may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


10.  DIFFERENCES   BETWEEN  CANADIAN  AND  UNITED  STATES   GENERALLY   ACCEPTED
     ACCOUNTING PRINCIPLES

     (a)  Accounting for income taxes

          U.S. GAAP requires, pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, that a deferred tax asset amount be recognized for loss carry-forwards. Although the Company has Canadian non-capital tax loss carry-forwards, due to uncertainty as to utilization prior to their expiry, the deferred tax asset amounts would have been completely offset in these consolidated financial statements by a valuation provision.

IQ POWER TECHNOLOGY INC.
Notes to the Financial Statements
(Expressed in U.S. Dollars)
(Information as at September 30, 1998 and for the nine months ended
 September 30, 1998 and 1997 is unaudited)
--------------------------------------------------------------------------------


10.  DIFFERENCES   BETWEEN  CANADIAN  AND  UNITED  STATES   GENERALLY   ACCEPTED
     ACCOUNTING PRINCIPLES (Continued)

     (b)  Recent accounting pronouncements

          (i) In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income", which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows.

          (ii) In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which standardizes the accounting for derivative instruments. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company is currently assessing the impact of SFAS No. 133 on the Company's financial statements and has not yet determined what if any changes will be necessary.

11.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1997 and September 30, 1998, the Company entered into the following transactions that are not disclosed elsewhere in these financial statements:

     (a) entered into a consulting agreement dated August 25, 1998 with a company having a common director. Under the terms of the agreement the Company is obligated to pay the consultant $6,000 per month for a term of three years commencing August 25, 1998;

     (b) entered into employment agreements with two directors of the Company to occupy the positions of President and Chief Executive Officer and Vice President, Research and Development and Technical Advisor. Under the terms of these agreements the Company is obligated to pay these employees $8,500 and $8,000 per month, respectively, for a term of five years commencing August 31, 1998;

     (c) entered into an employment agreement to occupy the position of Vice-President, Finance and Chief Financial Officer. Under the terms of the agreement, the Company is obligated to pay this employee $7,000 per month for a term of 3 years commencing September 1, 1998.

     (d) entered into a term sheet with IPO Capital Corp. (the "Agent") to raise seed financing of up to $5,500,000 for a fee of 10% in cash of gross proceeds raised, plus Agent's Options in an amount equal to 10% of the common shares sold;

     (e) issued 2,300,000 special warrants for net proceeds of $575,000. Each special warrant comprises one common share. The special warrant holder has the right to require the Company to repurchase all Special Warrants not yet exchanged into common shares of the Company for the initial subscription price at any time prior to December 31, 1998;

     (f)  issued 536,200 common shares for $134,050 cash; and

     (g) adopted a Stock Option Plan. The maximum number of the common shares reserved for issuance under the Stock Option Plan including options currently outstanding, is 3,000,000 common shares. As at December 1, 1998 a total of 2,875,000 options are issued and unexercised at an exercise price of $1.00 per share, expiring December 1, 2008.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors

We have audited the accompanying balance sheets of iQ BATTERY Research & Development GmbH as of December 31, 1997 and 1996, and the related statements of operations and of cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iQ BATTERY Research & Development GmbH as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses, negative operating cash flows and shareholders' capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Deloitte & Touche GmbH
Munich, October 28, 1998

Deloitte & Touche GmbH
Wirtschaftsprufungsgesellschaft
iQ BATTERY Research & Development GmbH
Balance Sheets
(DM in Thousands)


                                                                    September 30            December 31
                                                                                   ------------------------------
                                                                       1998            1997            1996
                                                                        DM              DM              DM
                                                                   --------------  --------------  --------------
                                                                    (Unaudited)
Assets

Current Assets
   Cash                                                                    174             31              31
   Receivable from original shareholders                                   146             36              64
   Other receivables, primarily refundable value added taxes               150            241             135
   Prepaid expenses                                                          -              3
                                                                   --------------  --------------  --------------
     Total current assets                                                  470            311             230

Non-current assets
   Equipment-net                                                           109             75              17
                                                                   ==============  ==============  ==============
Total assets                                                               579            386             247
                                                                   ==============  ==============  ==============

Liabilities and Shareholders' Deficit

Current liabilities
   Short-term bank debt                                                    232             88              82
   Trade accounts payable                                                  732            387             272
   Due to original shareholders                                             92             66              70
   Accrued payroll                                                         188            138             116
   Advances                                                              1,226            663             223
   Other accrued liabilities                                               148            159             113
                                                                   --------------  --------------  --------------
     Total current liabilities                                           2,618          1,501             876

Long-term bank debt                                                          6              8               -
Non-Current liabilities due to original shareholders                        95            155             155
                                                                   --------------  --------------  --------------
Total liabilities                                                        2,719          1,664           1,031
                                                                   --------------  --------------  --------------
Commitments and Contingencies
Temporary atypical equity                                                    -              -               -

Shareholders' deficit
Registered capital                                                         100            100             100
Accumulated deficit
   Attributable to voting shareholders                                  (2,240)        (1,378)           (884)
                                                                   --------------  --------------  --------------
Total shareholders' deficit                                             (2,140)        (1,278)           (784)
                                                                   --------------  --------------  --------------
Total liabilities, temporary equity
   and shareholders' deficit                                               579            386             247
                                                                   ==============  ==============  ==============


See Notes to Financial Statements
iQ BATTERY Research & Development GmbH
Statement of Operations
(DM in Thousands)



                                                     Nine months
                                                  ended September 30                 Years ended December 31
                                             ----------------------------- ---------------------------------------------
                                                 1998           1997           1997           1996            1995
                                                  DM             DM             DM             DM              DM
                                             -------------- -------------- -------------- -------------- ---------------
                                                     (Unaudited)
Revenues
      Sales                                           -              5             45              -              -
      Grants received                                 -              -              -              -            160
                                             -------------- -------------- -------------- -------------- ---------------
                                                      -              5             45              -            160
                                             -------------- -------------- -------------- -------------- ---------------
Operating Expenses
      Research and development
        expenses                                 (1,062)          (584)          (842)          (655)          (582)
      General administrative and other
        expenses                                   (148)          (114)          (162)          (127)           (91)
                                             -------------- -------------- -------------- -------------- ---------------
Operating loss                                   (1,210)          (693)          (959)          (782)          (513)
Interest income                                       8              1              1              3              -
Interest and other finance expense                  (60)           (53)           (76)           (12)           (28)
                                             -------------- -------------- -------------- -------------- ---------------
Loss before taxes                                (1,262)          (745)        (1,034)          (791)          (541)
Income taxes                                          -              -              -              -              -
                                             -------------- -------------- -------------- -------------- ---------------
Net loss                                         (1,262)          (745)        (1,034)          (791)          (541)

Accumulated deficit
  beginning of period                            (1,278)          (784)          (784)          (214)          (274)
Adjustment to state temporary atypical
  equity at redemption amount                       400            360            540            221            601
                                             -------------- -------------- -------------- -------------- ---------------
Accumulated deficit
  end of period                                  (2,140)        (1,169)        (1,278)          (784)          (214)
                                             ============== ============== ============== ============== ===============



See Notes to Financial Statements
iQ BATTERY Research & Development GmbH
Statements of Cash Flows
(DM in Thousands)




                                                        Nine months ended
                                                           September 30                  Years ended December 31
                                                     --------------------------  ----------------------------------------
                                                        1998          1997          1997          1996          1995
                                                         DM            DM            DM            DM            DM
                                                     ------------  ------------  ------------  ------------  ------------
                                                            (Unaudited)
Operating activities:
Net loss                                               (1,262)         (745)       (1,034)        (791)         (541)
Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                           26             7            21           10             9
   Loss on disposal of equipment                            -             -                         10
   Changes in assets and liabilities:
     Other receivables and prepaid expenses               (16)          (39)          (81)         (54)          (96)
     Accounts payable and other current
       Liabilities                                        383           188           182          272           (30)
                                                     ------------  ------------  ------------  ------------  ------------
Net cash used in operating activities                    (869)         (589)         (912)        (553)         (658)
                                                     ------------  ------------  ------------  ------------  ------------
Investing Activities:
Proceeds from sales of equipment                            -             -             -            3             -
Additions to property, plant and equipment                (60)          (25)          (80)         (13)          (24)
                                                     ------------  ------------  ------------  ------------  ------------
Net cash used in investing activities                     (60)          (25)          (80)         (10)          (24)
                                                     ------------  ------------  ------------  ------------  ------------
Financing Activities:
Temporary atypical capital increases                      400           360           540          215           587
Increase (decrease) in short-term debt                    144           115             6           28            (1)
Increase ((33)ease) in debt due to shareholders           (33)           (4)           (4)         107           118
Advances received from external parties                   563           135           440          223             -
Increase in other long-term debt                           (2)            8            10            -             -
                                                     ------------  ------------  ------------  ------------  ------------
Net cash used in financing activities                   1,072           614           992          573           703
                                                     ------------  ------------  ------------  ------------  ------------
Increase in Cash                                          143             -             -           10            21
Cash, beginning of period                                  31            31            31           21             0
                                                     ============  ============  ============  ============  ============
Cash, end of period                                       174            31            31           31            21
                                                     ============  ============  ============  ============  ============


iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)



1    Description of Business

iQ BATTERY Research & Development GmbH ("iQ BATTERY"), established in 1991, is developing a chargeable battery which allows an improved current output at low outside temperatures. The process engineering for this chargeable battery and the know-how is based on a patent acquired from the founding shareholders of iQ BATTERY Research & Development GmbH.

Patents have been granted for Germany, thirteen other European countries and for the United States of America. International patents applications have been filed in nine additional countries.

The Company's legal domicile is Floha, Germany, and it maintains a branch near Munich, where management has its offices.

The Company intends to grant licenses for this process to the automotive and related industries in the future.


2    Summary of Significant Accounting Policies

     a)   Basis of accounting

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended December 31, 1997, 1996 and 1995, the Company incurred net losses of DM 1,034, DM 791, and DM 541 and had negative operating cash flows of DM 912, DM 553 and DM 658, respectively. The shareholders capital deficit of December 31, 1997 was DM 2,140. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing.

Management is continuing its efforts to obtain additional financing as follows:

-    Offering activities

     On April 29, 1998, iQ BATTERY and its then prospective parent company IQ Power Technology Inc. entered into an agreement with a lead agent in Vancouver/Canada to attempt to raise seed financing of at least US$ 500,000 and, subsequently, an offering of US$ 3,000,000. Of these proceeds, US$ 500,000 will be placed in trust and advanced to iQ BATTERY periodically pursuant to a mutually agreed upon budget and achievement of certain milestones, among them a share exchange of IQ Power Technology Inc. common shares to the existing shareholders of iQ BATTERY. The net proceeds remaining from the offering will be placed in trust and released to IQ Power Technology Inc. at such time that IQ Power Technology Inc.'s common shares are eligible for quotation on the NASDAQ OTC system.

-    Additional financing activities

     In February 1998, iQ BATTERY filed an application with "Technologie-Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank" in Bonn for a participation of DM 3 million. A similar application was filed in July 1997 with Sachsische Aufbaubank GmbH in Dresden aiming at an investment grant of DM 1.7 million.

iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)


2      Summary of Significant Accounting Policies (Continued)

Management believes that iQ BATTERY will obtain sufficient funds from the offering and special financing activities during the next twelve months to continue its operations. Furthermore, management believes that it would be possible to enter in the short run into agreements with other parties if the offering with IQ Power Technology, Inc. cannot be completed.

     b)   Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

     c)   Equipment

Equipment is recorded at cost. Depreciation is recorded using the straight-line method based upon the useful lives of the assets, generally estimated at 3-5 years. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

     d)   Long-term Liabilities to original shareholders

Liabilities due to shareholders including interest only in case the Company has generated sufficient net assets or liquidation proceeds are shown under non-current liabilities.

     e)   Research and Development

Research and development costs are expensed as incurred. DM 400 for the transfer of intangible assets (patent and registered design) by founding shareholders of the Company and the related liability are not reflected in the accompanying financial statements (see also note 11).

     f)   Earnings per share

Earnings per share are not presented because the Company is privately held.

     g)   Income taxes

Income taxes have been provided for in accordance with the asset and liability method. Deferred tax assets, net of valuations allowances, and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards.

iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)


2    Summary of Significant Accounting Policies (Continued)

     h)   Supplemental cash flow information

          Cash paid for interest and income taxes for the periods ended was as follows:



                                  September 30                              December 31
                        -------------------------------  ------------------------------------------------
                             1998             1997             1997              1996            1995
                         --------------  ---------------  ----------------   -------------   -------------
Interest                      60               41               55                7               6
Income taxes                   -               -                 -                -               -



3    Equipment

     Equipment was as follows:

                                                             September 30       December 31
                                                                1998               1997            1996
                                                          ----------------    -------------   -------------
Equipment - at cost                                              172                112             37
Less accumulated depreciation                                    (63)               (37)           (20)
-----------------------------------------------------------------------------------------------------------
Equipment - net                                                  109                 75             17
-----------------------------------------------------------------------------------------------------------

     Depreciation expense was DM 26 for the nine months ended September 30, 1998 and DM 22 for the year ended December 31, 1997 (1996: DM 10; 1995: DM 9).

4    Shareholders' Equity and Temporary Atypical Equity

     The registered capital of the Company is DM 100, which has been fully paid in by the Company's shareholders. Such ownership shares are not negotiable.

     In addition, the Company has also received a total of DM 1,842 of capital from the issue of atypical shares. The atypical shareholders have certain information rights, but no voting powers. Losses and profits are allocated to the atypical shareholders' capital account as stipulated in the individual atypical shareholders' agreements. The atypical shareholders are entitled to terminate the agreements at the end of 1999 or 2002 depending on their entrance dates; iQ BATTERY can terminate in 2001, 2002 or 2003. Generally the compensation to be paid to the atypical shareholders upon their termination is based on the applicable fair value of the company under exclusion of created goodwill.

     The following table presents the movements on temporary atypical equity (amount in DM):

                                                   September 30                       December 31
                                                                   --------------------------------------------------
                                                       1998              1997             1996             1995
                                                 ----------------- ---------------- ---------------- ----------------

       Opening balance                                   -                  -                6               20
       Capital contributions                           400                540              215              587
       Adjustments to state equity at
         redemption amount                            (400)              (540)            (221)            (601)
       --------------------------------------------------------------------------------------------------------------
       Redemption amount                                 -                  -                -                6
       --------------------------------------------------------------------------------------------------------------

iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)


4    Shareholders' Equity and Temporary Atypical Equity (Continued)

     The Company has received a total of DM 1,842 with respect to atypical equity with the redemption amount at September 30, 1998 being Nil.

     On August 25, 1998, IQ Power Technology, Inc. (IQ Canada) acquired all the issued and outstanding stock of iQ Battery in exchange for 10,000,000 common shares of iQ Canada. Pursuant to the terms of the Share Exchange Agreement, the former shareholders of iQ Battery, as a group, have a limited right to require IQ Canada to repurchase all of the IQ Canada common shares received by such shareholders (the "Put Option"). The Put Option is exercisable at and after the four month anniversary of the initial filing of a prospectus with the Securities and Exchange Commission if (i) IQ Canada has failed to complete an equity offering with gross proceeds of at least US$3 Million and (ii) such shareholders have repaid to IQ Canada the full amount of all funds IQ Canada has advanced or invested in iQ Battery. As a result of the business combination, the shareholders of iQ Battery will acquire control of the combined entity. Due to this acquisition of control, iQ Battery is identified as the acquiror (reverse acquisition) and the business combination will be accounted for under the purchase method.

     Pursuant to the terms of the Atypical Share Exchange Agreements, IQ Canada has also issued into escrow an additional 2,800,000 common shares against the deposit into escrow of the atypical shares of iQ Battery held by twenty-one atypical shareholders. The common shares and the atypical shares will be released from escrow to the atypical shareholders and IQ Canada, respectively, on the completion of a minimum equity financing of US$3 Million. In the event the Put Option is exercised, the common shares and the atypical shares will be released from escrow and returned to IQ Canada and the atypical shareholders, respectively.

     The following table presents the changes in shareholders deficit for the period from January 1, 1995 to September 30, 1998 (amounts in DM).


                                                              Registered      Accumulated
                                                               capital         Deficit           Total
                                                           -------------- ----------------- --------------

January 1, 1995                                                  100             (374)           (274)
Adjustments to redemption value of atypical equity                                601             601
Net loss                                                                         (541)           (541)
----------------------------------------------------------------------------------------------------------

December 31, 1995                                                100             (314)           (214)
Adjustments to redemption value of atypical equity                                221             221
Net loss                                                                         (791)           (791)
----------------------------------------------------------------------------------------------------------

December 31 1996                                                 100             (884)           (784)
Adjustments to redemption value of atypical equity                                540             540
Net loss                                                                       (1,034)         (1,034)
----------------------------------------------------------------------------------------------------------

December 31, 1997                                                100           (1,378)         (1,278)
Adjustments to redemption value of atypical equity                                400             400
Net loss                                                                       (1,262)         (1,262)
----------------------------------------------------------------------------------------------------------

September 30, 1998                                               100           (2,240)         (2,140)
----------------------------------------------------------------------------------------------------------

iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)


5    Short-term Bank Debt

     Short-term bank debt is summarized as follows (amounts in DM):

                                                            September 30               December 31
                                                               1998               1997            1996
                                                          ----------------    -------------   -------------

Commerzbank AG, Ottobrunn                                      212                 65             58
Dresdner Bank AG, Dresden                                       18                 21             24
Current portion of Behncke
Bank GmbH, Hamburg                                               2                  2              -
-----------------------------------------------------------------------------------------------------------
Total short-term bank debt                                     232                 88             82
-----------------------------------------------------------------------------------------------------------

     The Commerzbank debt is personally guaranteed by four original shareholders up to a maximum total of DM 320; any cash and deposits maintained with Commerzbank have been pledged. The Dresdner Bank debt is personally guaranteed by a founding shareholder up to a maximum total of DM 50. Interest expense for the short-term bank debt amounts to DM 15 for the nine months ended September 30, 1998 and to DM 22 for the year ended December 31, 1997 (1996: DM 5; 1995: DM 6). The weighted average interest rates were 11%.

6    Long-term bank debt

     Long-term bank debt is determined as follows (amounts in DM):


                                                             September 30              December 31
                                                                1998               1997            1996
                                                          ----------------    -------------   -------------

Behncke Bank GmbH, Hamburg                                       8                  10               -
Less current portion                                            (2)                 (2)              -
-----------------------------------------------------------------------------------------------------------
Long-term debt, excluding current portion                        6                   8               -
-----------------------------------------------------------------------------------------------------------


     The Behncke Bank debt is a financing loan for the telephone equipment in the Munich office. The loan was contracted in 1997 and the term is over five years. Current portion of the long term debt is DM 2 (1997: DM 2; 1996: DM 0)

     Payments to be made for the years ending December 31 (amounts in DM):

             1999                                              2
             2000                                              2
             2001                                              2
             2002                                              2
iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)


7    Non-Current Liabilities Due to Original Shareholders

     Non-current liabilities due to shareholders are summarized as follows (amounts in DM):


                                                            September 30              December 31
                                                               1998               1997            1996
                                                          ----------------    -------------   -------------
Due to shareholders                                             95                155            155
-----------------------------------------------------------------------------------------------------------

     Interest, which has to be repaid only in case the company has generated sufficient net assets or liquidation proceeds, has been accrued for 1997 (DM 31). For 1996 and prior years the shareholders have ultimately waived their interest claims on long-term debt.

     Payments are expected for the years ending December 31 (amounts in DM):

             1999                                             95
             2000                                              0
             2001                                              0
             2002                                              0
             2003                                              0


8    Leases

     The Company has operating leases for certain equipment and facilities. Rental expense was DM 29 for the year ended December 31, 1997 (1996: DM 12; 1995: DM 9). As of December 31, 1997 obligations to make future minimum lease payments were as follows:

     Payments to be made in the years ending December 31 (amounts in DM):

             1998                                            50
             1999                                            43
             2000                                            30
             2001                                             4
             2002                                             3
             Thereafter                                       0
iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)


9    Income Taxes

     The components of the provision for income taxes are as follows for the years ended December 31:


                                                               1998               1997            1996
                                                          ----------------    -------------   -------------
German
   Current                                                           0                   0               0
   Deferred                                                          0                   0               0
   Change in valuation allowance                                     0                   0               0
-----------------------------------------------------------------------------------------------------------
                                                                     0                   0               0
-----------------------------------------------------------------------------------------------------------



     The provision for income taxes differed from the federal corporation income tax rate of 45 % because no benefit was realized for the operating losses incurred in 1995, 1996 and 1997.

     As of September 30, 1998, December 31, 1997 and 1996, the Company had total deferred tax assets relating to loss carryforwards of DM 576, DM 736 and DM 363, respectively, which were reduced to zero by valuation allowances. The valuation allowance represents the amount of deferred tax assets that may not be realized based upon expectations of taxable income that are consistent with the Company's operating history.

     As of December 31, 1997, the Company had net operating loss carryforwards of approximately DM 1,194 for corporation income taxes and DM 2,616 for municipal trade taxes. Such loss carryforwards have no set expiry dates.

10   Fair Value of Financial Instruments

     Management has determined that the carrying values of cash, accounts receivable, accounts payable and short-term bank debt approximate fair value at December 31, 1997 and 1996 because of immediate or short-term maturities. The carrying amount reported for non-current liabilities due to shareholders approximates fair value because the interest rate of 5.5% provided for the accrued interest in 1997 approximates the market rate.

11   Related Party Transactions

     The Company paid management fees of DM 132 for the year ended December 31, 1997 (1996: DM 132; 1995: DM 132) to the company's two founding shareholders based on contracts dated October 11, 1991, March 28, 1992 and August 28, 1994.

     iQ BATTERY acquired patents and know-how improving the current output of a chargeable battery at low outside temperatures and the registered design "iQ" based on a contract dated March 15, 1995 from two shareholders and managing directors of iQ BATTERY. The intangibles purchased relate to a German patent, an international patent application as well as the registered design "iQ".

     The Company and the shareholders agreed that the shareholders would receive DM 400 from future income. Any amounts paid will be charged to operations as a current expense. No other amounts are due as the Company has not realized any applicable revenues or royalties.

iQ BATTERY Research & Development GmbH
Notes to the Financial Statements
Information as at September 30, 1998 and for the nine-month period ended September 30, 1998 and 1997 is unaudited
(DM in Thousands)


12   Commitments and Contingencies

     The Company is not currently involved in any legal proceedings in the ordinary course of business.

Selected Unaudited Pro forma
Consolidated Financial Information


The selected unaudited pro forma consolidated financial information for the Company set forth below gives effect to the acquisition of the shares of IQ Power Technology Inc. (IQ Canada) and IQ Battery Research and Development GmbH (IQ Germany). The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company and IQ Germany and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein.

The September 30, 1998 pro forma balance sheet has been prepared as if the transactions described in Notes 1 and 2 had occurred on September 30, 1998, and represents the consolidation of the September 30, 1998 balance sheet of IQ Germany with the September 30, 1998 balance sheet of the Company.

The pro forma statements of net loss for the nine month period ended September 30, 1998 and the year ended December 31, 1997 have been prepared as if the transactions described in Notes 1 and 2 had occurred at the commencement of the relevant period. They represent the consolidation of the IQ Germany statements of loss for the nine months ended September 30, 1998 and the year ended December 31, 1997 with the statement of loss of the Company for the nine months ended September 30, 1998 and the year ended December 31, 1997.

The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transactions described in Notes 1 and 2 been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the results of operations or the financial position that may be obtained in the future.

IQ POWER TECHNOLOGY INC.
(a development stage company)
Unaudited Pro Forma Consolidated Balance Sheet
As at September 30, 1998
(Expressed in Thousands of United States Dollars)
--------------------------------------------------------------------------------


                                                                               Pro forma
                                                                   Other         after        Minimum      Pro forma
                                                                  capital       business     Offering    Consolidated
                            IQ Canada   iQ Germany  Acquisition transactions  combination
                            ----------- ------------------------------------ --------------------------- --------------
                                                     (Note 1)    (Note 2)                    (Note 3)
ASSETS
CURRENT
  Cash                       $    340    $    103                $   209      $     652      $  3,000     $    3,092
                                                                       -                         (560)
  Accounts receivable               8          90                                    98                           98
  Receivable from
    Shareholders                    -          87                                    87                           87
  Advances to IQ Germany          658           -    $  (658)                         -                            -
-----------------------------------------------------------------------------------------------------------------------
                                1,006         280       (658)        209            837         2,440          3,277
INVESTMENT                      2,500           -     (2,500)          -              -             -              -
EQUIPMENT, net                      -          52          -           -             52                           52
-----------------------------------------------------------------------------------------------------------------------
                             $  3,506    $    332    $(3,158)    $   209      $     889      $  2,440     $    3,329
-----------------------------------------------------------------------------------------------------------------------
LIABILITIES

CURRENT
  Accounts payable           $    178    $    437    $     -                  $     615      $      -     $      615
  Accrued liabilities               5         199          -                        204             -            204
  Share subscriptions             475           -          -        (475)             -             -              -
  Current portion of
    bank debt                                 138          -                        138                          138
  Due to shareholders               -          56          -                         56             -             56
  Advances from IQ Canada           -         732       (732)                         -             -              -
-----------------------------------------------------------------------------------------------------------------------
                                  658       1,562       (732)       (475)         1,013             -          1,013
BANK DEBT                           -           4          -                          4             -              4
NON-CURRENT
  LIABILITIES DUE TO
  SHAREHOLDERS                      -          56          -                         56             -             56
-----------------------------------------------------------------------------------------------------------------------
                                  658       1,622       (732)       (475)         1,073             -          1,073
Temporary equity                    -           -          -         100            575             -            575
                                                                     475
-----------------------------------------------------------------------------------------------------------------------
                                  658       1,622       (732)        100          1,648             -          1,648
-----------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY

Capital stock                   3,211          62     (2,887)        133            519         3,000          3,519
Share subscriptions                24                                (24)             -             -              -
Cumulative foreign
  exchange adjustment               -         (16)        74                         58             -             58
Deficit                          (387)     (1,336)       387           -         (1,336)         (560)        (1,896)
-----------------------------------------------------------------------------------------------------------------------
                                2,848      (1,290)    (2,426)        109           (759)        2,440          1,681
-----------------------------------------------------------------------------------------------------------------------
                             $  3,506    $    332    $(3,158)    $   209      $     889      $  2,440     $    3,329
-----------------------------------------------------------------------------------------------------------------------


IQ POWER TECHNOLOGY INC.
(a development stage company)
Unaudited Pro Forma Statement of Loss
For the nine months ended September 30, 1998
(Expressed in United States Dollars)
--------------------------------------------------------------------------------

                                                                        Business Combination
                                                                           of iQ Germany
                                                                   -------------------------------

                                                                    September 30     Adjustments      Pro forma
                                                     IQ Canada          1998         Acquisition    Consolidated
                                                    -------------  ---------------- -------------- ----------------
                                                                      (Note 2)
OPERATING EXPENSES

Research and development expenses                     $    -           $  593                          $     593

General administrative and other expenses                241               83                                184
-------------------------------------------------------------------------------------------------------------------
                                                        (241)            (676)                              (917)

INTEREST INCOME                                            -                4                                  4

INTEREST AND OTHER
  FINANCE EXPENSE                                          -              (34)                               (34)
-------------------------------------------------------------------------------------------------------------------
NET LOSS FOR THE PERIOD                               $ (241)          $ (706)                         $    (947)
-------------------------------------------------------------------------------------------------------------------

Loss per share                                        $(0.05)                                          $   (0.06)
-------------------------------------------------------------------------------------------------------------------
Weighted average
  common shares
  outstanding                                      4,546,849                                          15,086,461
-------------------------------------------------------------------------------------------------------------------


IQ POWER TECHNOLOGY INC.
(a development stage company)
Unaudited Pro Forma Statement of Loss
For the twelve months ended December 31, 1997
(Expressed in United States Dollars)
--------------------------------------------------------------------------------

                                                                       Acquisition of iQ Germany
                                                                    --------------------------------
                                                                      December 31      Adjustments      Pro forma
                                                       IQ Canada          1997         Acquisition    Consolidated
                                                     -------------- ----------------- -------------- ----------------
                                                                        (Note 2)

REVENUE                                                 $     -        $    26                          $    26
---------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Research and development expenses                           -            486                              486
  General administrative                                    135             94                              229
---------------------------------------------------------------------------------------------------------------------
                                                           (135)          (580)                            (715)
INTEREST AND OTHER
  FINANCE EXPENSE                                             -            (44)                             (44)
---------------------------------------------------------------------------------------------------------------------
                                                           (135)          (624)                            (759)
---------------------------------------------------------------------------------------------------------------------
NET LOSS FOR THE PERIOD                                 $  (135)       $  (598)                         $  (733)
---------------------------------------------------------------------------------------------------------------------

Loss per share                                          $ (0.14)                                        $ (0.05)
---------------------------------------------------------------------------------------------------------------------
Weighted average
  common shares
  outstanding                                           950,294                                      13,750,294
---------------------------------------------------------------------------------------------------------------------


IQ POWER TECHNOLOGY INC.
Notes to the Unaudited Pro Forma Consolidated
Financial Information
September 30, 1998
(U.S. Dollars)
--------------------------------------------------------------------------------


1.   BUSINESS COMBINATION

     On August 25, 1998, the Company exchanged 10,000,000 common shares for 100% of the issued and outstanding equity stock of IQ Germany and has the right to exchange 2,800,000 common shares for 100% of the Atypical shares of IQ Germany.

     The acquisition has been accounted for using the purchase method. The acquiror in the business combination has been identified as IQ Germany, as it is the shareholders of IQ Germany who, as a group, has the ability to control the combined enterprise. The shares of the Company's common stock that were issued have been recorded at a fair value of $349,000 based on the fair market value of the Company's net assets acquired.

     Intercompany advances have been eliminated.

     The effect of the business combination on the unaudited pro forma consolidated balance sheet at September 30, 1998 is summarized below:

     Common stock held by IQ Power Technology Inc. shareholders        $    349
     ---------------------------------------------------------------------------
     Allocation of purchase price
       Current assets                                                  $  1,007
       Current liabilities                                                  658
     ---------------------------------------------------------------------------
                                                                       $    349
     ---------------------------------------------------------------------------
     Elimination of IQ Power Technology Inc.
       Capital stock                                                   $  2,887
       Deficit                                                             (387)
       Investment in IQ Germany                                          (2,500)
       Advances to IQ Germany                                              (658)
       Advances to IQ Canada                                                732
       Cumulative foreign exchange adjustment                               (74)


     The effect of the business combination on the unaudited pro forma consolidated statements of loss is summarized below:

     Historical results of IQ Germany are summarized as follows:

                                                        Period Ended
                                              ----------------------------------
                                               September 30       December 31
                                                  1998              1997
                                              ----------------   ---------------
     Revenue                                   $       -         $     26
     Operating expenses                             (676)            (580)
     Interest income                                   4                -
     Interest expense                                (34)             (44)
     ---------------------------------------------------------------------------
                                               $    (706)        $   (598)
     ---------------------------------------------------------------------------

IQ POWER TECHNOLOGY INC.
Notes to the Unaudited Pro Forma Consolidated
Financial Information
September 30, 1998
(U.S. Dollars)
--------------------------------------------------------------------------------


2.   OTHER CAPITAL TRANSACTIONS

     Subsequent to September 30, 1998, the Company completed several issuances of equity securities. The pro forma financial statements reflect the following adjustments related to these equity security issuances:

     (i) Completion of a 2,300,000 special warrant offering, satisfying subscriptions received of $475,000 at September 30, 1998 and $100,000 received after that date. The special warrant holder has a right prior to December 31, 1998 to require the Company to return subscriptions for any special warrants outstanding at that date.

          The pro forma effect of this offering is summarized as follows:

           Increase in cash                                   $    100,000
           Reduction of share subscriptions                        475,000
           Increase in temporary capital                           575,000


     (ii)Issuance of 536,200 common shares for proceeds of $134,000. The pro forma effect of the common stock issue is summarized as follows:

           Increase in cash                                   $    109,000
           Reduction of share subscriptions                         25,000
           Increase in share capital                               134,000


3.   MINIMUM OFFERING OF SHARES OF COMMON STOCK

     The pro forma balance sheet reflects the public offering of 3,000,000 shares of common stock for net proceeds, estimated at a minimum of $2,440,000. The offering agreement entered into with IPO Capital Corp. contemplates the issuance of a minimum of 3,000,000 shares and a maximum of 5,500,000 shares. The pro forma balance sheet reflects completion of the minimum offering (see Note 5 for the effect of completing the maximum offering).

IQ POWER TECHNOLOGY INC.
Notes to the Unaudited Pro Forma Consolidated
Financial Information
September 30, 1998
(U.S. Dollars)
--------------------------------------------------------------------------------


3.   MINIMUM OFFERING OF SHARES OF COMMON STOCK (Continued)

     The pro forma financial statements reflect the following adjustments related to the public offering and related transactions:

       Balance Sheet
         Cash
         Gross proceeds from offering                            $    3,000,000
         10% Agents' financing fee                                     (300,000)
         Expenses of offering                                          (260,000)
     ---------------------------------------------------------------------------
       Increase in cash                                          $    2,440,000
     ---------------------------------------------------------------------------
       Increase in stockholders' equity
         Share capital                                           $    3,000,000
         Deficit                                                       (560,000)
     ---------------------------------------------------------------------------
       Increase in stockholders' equity                          $    2,440,000
     ---------------------------------------------------------------------------


4.   CAPITAL STOCK

     Capital stock subsequent to the reverse takeover and the pro forma effect of share issuances can be summarized as follows:

                                                                                     Number             Amount
                                                                               -----------------   ----------------

        Share capital of IQ Germany                                                        100      $       62
        Effect of reverse takeover                                                   9,999,900               -
        Issued to acquire IQ Canada                                                  2,843,225             349
        -----------------------------------------------------------------------------------------------------------
                                                                                    12,843,225             411
        Exchange of shares for Atypical shares                                       2,800,000               -
        Issued on public placement                                                     436,000             108
        -----------------------------------------------------------------------------------------------------------
                                                                                    16,079,225             519
        Minimum public offering                                                      3,000,000           3,000
        -----------------------------------------------------------------------------------------------------------
                                                                                    19,079,225      $    3,519
        -----------------------------------------------------------------------------------------------------------


IQ POWER TECHNOLOGY INC.
Notes to the Unaudited Pro Forma Consolidated
Financial Information
September 30, 1998
(U.S. Dollars)
--------------------------------------------------------------------------------


5.   SUPPLEMENTARY INFORMATION

     As disclosed in Note 1, the Company has entered into an offering agreement providing for the issuance of a minimum of 3,000,000 common shares or a maximum of 5,500,000 common shares. The following analysis provides the effect on the pro forma balance sheet (prepared based on the minimum offering) of the completion of the maximum offering:


                                                                    Pro forma          Maximum           Adjusted
                                                                  Balance sheet        offering        Balance Sheet
                                                                ------------------ ----------------- ------------------
       Assets
         Cash                                                    $      3,092       $    2,250      $      5,342
         Other current assets                                             185                -               185
         Equipment (net)                                                   52                -                52
       ----------------------------------------------------------------------------------------------------------------
                                                                 $      3,329       $    2,250      $      5,579
       ----------------------------------------------------------------------------------------------------------------
       Liabilities and shareholders' equity
         Current liabilities                                     $      1,013       $        -       $     1,013
         Non-current liabilities                                           60                -                60
         Temporary Atypical equity                                        575                -               575
         Capital stock                                                  3,519            2,500             6,019
         Cumulative foreign exchange adjustment                            58                -                58
         Deficit                                                       (1,896)            (250)           (2,146)
       ----------------------------------------------------------------------------------------------------------------
                                                                 $      3,329       $    2,250      $      5,579
       ----------------------------------------------------------------------------------------------------------------


Until June 19, 1999 all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.